Exhibit 10.1

[EXECUTION COPY]

CREDIT AGREEMENT

Dated as of April 6, 2005,

among

STILE U.S. ACQUISITION CORP.,
as the US Borrower,

STILE ACQUISITION CORP.,
as the Canadian Borrower,

STILE CONSOLIDATED CORP.,
as Guarantor,

The Several Lenders
from Time to Time Parties Hereto

and

THE BANK OF NOVA SCOTIA,
as Administrative Agent and as
Canadian Administrative Agent

THE BANK OF NOVA SCOTIA,
as Joint Lead Arranger and Joint Bookrunner

DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arranger, Joint Bookrunner
and Co-Syndication Agent

UBS SECURITIES LLC,
as Joint Bookrunner and Co-Syndication Agent

BANK OF MONTREAL and SUNTRUST BANK,
as Co-Documentation Agents

i

v

SCHEDULES

Schedule 1.1(a)	Existing Letters of Credit
Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(c)	Commitments and Addresses of Lenders
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 8.11(b)	Canadian Pension Plan Matters
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of US Guarantee
Exhibit B-2	Form of Canadian Guarantee
Exhibit B-3	Form of Chilean Guarantee
Exhibit B-4	Form of Mexican Guarantee
Exhibit B-5	Form of Irish Guarantee
Exhibit B-6	Form of UK Guarantee
Exhibit C-1	Form of US Security Agreement
Exhibit C-2	Form of Canadian Security Agreement
Exhibit C-3	Forms of Québec Security Documents
Exhibit C-4	Form of Irish Debenture
Exhibit C-5	Form of Mexican Security Agreement
Exhibit C-6	Form of UK Debenture
Exhibit C-7	Form of US Pledge Agreement
Exhibit C-8	Form of Canadian Pledge Agreement
Exhibit C-9	Form of Chilean Pledge Agreement
Exhibit C-10	Form of French Pledge Agreement
Exhibit C-11	Form of Irish Pledge Agreements
Exhibit C-12	Form of Mexican Pledge Agreement
Exhibit C-13	Form of UK Pledge Agreements
Exhibit D	Form of Joinder Agreement
Exhibit E-1	Form of US Letter of Credit Request
Exhibit E-2	Form of Canadian Letter of Credit Request
Exhibit F-1	Form of Closing Certificate
Exhibit F-2	Form of Credit Party Closing Certificate
Exhibit G-1	Form of Promissory Note (Term Loans)
Exhibit G-2	Form of Promissory Note (New Term Loans)
Exhibit G-3	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit H-1	Form of Borrowing Request
Exhibit H-2	Form of Canadian Borrowing Request

Exhibit I	Form of Acknowledgment of Subordination

THIS CREDIT AGREEMENT, dated as of April 6, 2005, is among STILE U.S. ACQUISITION CORP., a Delaware corporation (the “US Borrower”), STILE ACQUISITION CORP., a corporation organized under the laws of Ontario (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), STILE CONSOLIDATED CORP., a corporation formed under the federal laws of Canada (“Holdings”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), THE BANK OF NOVA SCOTIA, as the Administrative Agent, as the Canadian Administrative Agent and as Joint Lead Arranger and Joint Bookrunner, DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner and as Co-Syndication Agent, UBS SECURITIES LLC, as Joint Bookrunner and Co-Syndication Agent, and BANK OF MONTREAL and SUNTRUST BANK, as Co-Documentation Agents.

Pursuant to or in connection with the Acquisition Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1), (a) the Canadian Borrower will acquire (the “Acquisition”) all of the issued and outstanding capital stock of Masonite International Corporation, a corporation governed by the laws of Ontario, and shall subsequently be amalgamated with Masonite International Corporation in accordance with applicable law, (b) affiliates of KKR will make the KKR Equity Contribution, (c) on the Closing Date, the Management Investors will acquire equity interests in Stile Holding Corp., a corporation continued under the federal laws of Canada and the direct parent of Holdings (“Parent”) in an aggregate amount that, when combined with the KKR Equity Amount, equals not less than 20.0% of the aggregate pro forma capitalization of Parent on the Closing Date (such equity interests, the “Rollover Equity Contribution”, and, together with the KKR Equity Contribution, the “Equity Contributions”), (d) the Borrowers will borrow Senior Subordinated Term Loans in an aggregate principal amount of $770,000,000 under the Senior Subordinated Loan Facility. The aggregate principal amount of the Senior Subordinated Term Loans shall be sufficient, together with the Equity Contributions and the proceeds from the credit facilities hereunder, to consummate the Acquisition.

In connection with the foregoing, each Borrower has requested the Lenders to extend credit in the form of (a) Term Loans made available to the Borrowers on the Closing Date, (b) US Revolving Credit Loans made available to the US Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, and (c) Canadian Revolving Credit Loans made available to the Canadian Borrower or the US Borrower at any time and from time to time prior to the Revolving Credit Maturity Date. Each Borrower has requested (a) the Letter of Credit Issuers to issue Letters of Credit at any time and from time to time prior to the L/C Maturity Date, and (b) that the letters of credit issued pursuant to the Existing Credit Agreement and identified on Schedule 1.1(a) hereto (the “Existing Letters of Credit”) be deemed to be Letters of Credit for all purposes under this Agreement. Each Borrower has requested the applicable Swingline Lender to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date.

The parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms. (a)  As used herein, the following terms shall have the meanings specified in this Section 1.1 (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR.

“Acknowledgment of Subordination” shall mean the Acknowledgment of Subordination, dated as of the date of this Agreement, by and between The Bank of Nova Scotia, in its capacity as administrative agent under the Subordinated Loan Facility, and the Administrative Agent, substantially in the form of Exhibit I, as the same may be amended, supplemented or otherwise modified from time to time.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Acquired Entity”), for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Acquired Entity (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Pro Forma Acquired Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Acquired Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition” shall have the meaning provided in the preamble to this Agreement.

“Acquisition Agreement” shall mean the Second Amended and Restated Combination Agreement, dated February 17, 2005 between Stile Acquisition Corp. and Masonite International Corporation (amending and restating that certain Amended and Restated Combination Agreement dated January 16, 2005 amending and restating that certain Combination Agreement dated December 22, 2004), and all other material documents and instruments entered into in connection therewith, each as in effect on the date of this Agreement.

“Adjusted Canadian Total Revolving Credit Commitment” shall mean at any time the Canadian Total Revolving Credit Commitment less the aggregate Canadian Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted US Total Revolving Credit Commitment” shall mean at any time the US Total Revolving Credit Commitment less the aggregate US Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Adjustment Date” shall have the meaning provided in Section 2.16.

“Administrative Agent” shall mean The Bank of Nova Scotia, as the administrative agent for the Lenders under this Agreement and the other Credit Documents (and any successor administrative agent appointed in accordance with the terms of this Agreement). All references herein to the term “Administrative Agents” shall be deemed to refer to both the Administrative Agent and the Canadian Administrative Agent, as the context requires.

“Administrative Agent’s Office” shall mean (a) in respect of all Credit Events for the account of the US Borrower, the office of the Administrative Agent located at 720 King Street West, 3rd Floor, Toronto, Ontario M5V 2T3, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto and (b) in respect of all Credit Events for the account of the Canadian Borrower, the office of the Canadian Administrative Agent located at 720 King Street West, 3rd Floor, Toronto, Ontario M5V 2T3, or such other office in Canada as the Canadian Administrative Agent may hereafter designate in writing as such to the other parties hereto and all references to the term “Canadian Administrative Agent’s Office” shall mean the office referred to in this clause (b).

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person (other than an individual) if the first Person possesses, directly or indirectly, the power (a) to vote 10% or more of the equity interests having ordinary voting power for the election of directors (or comparable governing body) of such other Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent, the Canadian Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents.

“Aggregate Canadian Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b)(ii).

“Aggregate US Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b)(i).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable ABR Margin” shall mean at any date, (a) with respect to each ABR Loan and Cdn ABR Loan that is a Term Loan, 1.00% per annum and (b) with respect to each ABR Loan, Cdn ABR Loan and Canadian Prime Loan that is a Revolving Credit Loan or Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin for Revolving Credit and Swingline Loans (including ABR Loans, Cdn ABR Loan and Canadian Prime Loans)

Level I Status	1.50%
Level II Status	1.25%
Level III Status	1.00%
Level IV Status	0.75%

Notwithstanding the foregoing, the term “Applicable ABR Margin” shall mean, with respect to each ABR Loan, Cdn ABR Loan and Canadian Prime Loan that is a Revolving Credit Loan or Swingline Loan, 1.50% per annum during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

“Applicable Amount” shall mean on any date (the “Reference Date”) (A) the sum of, without duplication, (i) (x) for purposes of Sections 10.5(g), (h) and (i), $200,000,000, (y) for purposes of Section 10.6(c), $10,000,000 with respect to any period ending on or prior to December 31, 2005, and $50,000,000 thereafter and (z) for purposes of Section 10.7(a), $50,000,000 and (ii) an amount equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been (or will be) applied after the Closing Date and on or prior to the Reference Date to the prepayment of Loans in accordance with Section 5.2(a)(ii); provided that, in the case of Sections 10.6(c) and 10.7(a) only, the amount in clause (ii) shall only be available if the Consolidated Total Debt to Consolidated EBITDA Ratio for the Test Period most recently ended is less than 5.00:1.00, determined on a pro forma basis after giving effect to any dividend or prepayment, repurchase or redemption actually made pursuant to Sections 10.6(c) or 10.7(a), plus (B) the amount of any capital contributions or equity issuances (for greater certainty, other than the Equity Contributions) made or received in cash to or by Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with proceeds from the issuance of equity securities of Holdings or Parent, in each case to the extent such proceeds shall have been actually received by Holdings or either Borrower through the capital contribution of such proceeds to Holdings or such Borrower (but excluding the amount of equity issuances the Net Cash Proceeds of which are used to prepay Subordinated Indebtedness as set forth in clause (i) of Section 10.7), minus (C) in each of the preceding clauses (A)(i)(x), (A)(i)(y), (A)(i)(z), (A)(ii) and (B), the portion of such amount used since the Closing Date and prior to such date to make Investments pursuant to Section 10.5(g), 10.5(h) or 10.5(i), pay dividends pursuant to

Section 10.6(c) and/or make prepayments, repurchases and redemptions pursuant to clause (ii) of Section 10.7(a), as applicable, in each case without duplication of any deduction in respect thereof from Excess Cash Flow for any period included in such Applicable Amount.

“Applicable LIBOR Margin” shall mean at any date (a) with respect to each LIBOR Loan that is a Term Loan, 2.00% per annum, and (b) with respect to each LIBOR Loan that is a Revolving Credit Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable LIBOR Margin for Revolving Credit Loans

Level I Status	2.50%
Level II Status	2.25%
Level III Status	2.00
Level IV Status	1.75

Notwithstanding the foregoing, the term “Applicable LIBOR Margin” shall mean, with respect to each LIBOR Loan that is a Revolving Credit Loan, 2.50% per annum during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

“Applicable Stamping Fee” shall mean, with respect to each accepted or advanced BA Loan by a Lender on any date, the applicable percentage per annum set forth below based on the Status in effect on such date:

Status	Applicable Stamping Fee

Level I Status	2.50%
Level II Status	2.25%
Level III Status	2.00%
Level IV Status	1.75%

Notwithstanding the foregoing, the term “Applicable Stamping Fee” shall mean 2.50% per annum during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

“Approved Fund” shall have the meaning provided in Section 13.6.

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business unit, asset or other property of Holdings or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of Holdings owned by Holdings or a Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Section 10.4(b).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of Holdings, the US Borrower or the Canadian Borrower, as the case may be, designated as such in writing to the Administrative Agent by Holdings, the US Borrower or the Canadian Borrower, as applicable.

“Available Canadian Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Canadian Total Revolving Credit Commitment over (b) the Dollar Equivalent of the sum of (i) the aggregate principal amount of all Canadian Revolving Credit Loans (but not Canadian Swingline Loans) then outstanding and (ii) the aggregate Canadian Letters of Credit Outstanding at such time.

“Available US Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the US Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all US Revolving Credit Loans (but not US Swingline Loans) then outstanding and (ii) the aggregate US Letters of Credit Outstanding at such time.

“BA Discount Proceeds” shall mean, with respect to any BA Loan, an amount calculated on the date of acceptance and purchase or advance of such BA Loan by multiplying (a) the face or principal amount of such BA Loan by (b) the quotient of one divided by the sum of one plus the product of (i) the BA Discount Rate applicable to such BA Loan multiplied by (ii) a fraction, the numerator of which is the term of such BA Loan measured in days (commencing on the date of acceptance and purchase or advance and ending on, but excluding, the maturity date thereof) and the denominator of which is 365; with such quotient being rounded up or down to the nearest fifth decimal place, with ..000005 being rounded up.

“BA Discount Rate” shall mean:

(a)           with respect to an issue of Bankers’ Acceptances to be accepted by a Schedule I Lender hereunder, the CDOR at or about 10:00 a.m. (Toronto time) on the date of issuance and acceptance of such Bankers’ Acceptances for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such Bankers’ Acceptances; and

(b)           with respect to an issue of Bankers’ Acceptances or a BA Equivalent Loan to be accepted or advanced by a Canadian Lender which is not a Schedule I Lender, the lesser of:

(i)            the rate determined by the Canadian Administrative Agent as being the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates, calculated on the basis of a year of 365 days, of the Schedule II/III Reference Lenders determined in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances or advance of such BA Equivalent Loan for bankers’ acceptances having a comparable face amount and an identical maturity date to the face or principal amount and maturity date of such Bankers’ Acceptances or BA Equivalent Loan; and

(ii)           the rate established in (a) above plus 0.10% per annum.

“BA Equivalent Loans” shall mean, in relation to a Loan by way of BA Loans, an advance in Canadian Dollars made by a Non-Acceptance Lender pursuant to Section 2.14(i).

“BA Loans” shall mean the acceptance and purchase of Bankers’ Acceptances and BA Equivalent Loans; provided that reference to the amount or principal amount of a BA Loan shall mean the full face amount of the applicable Bankers’ Acceptances or Discount Notes issued in connection therewith.

“Bankers’ Acceptance” shall mean a Draft denominated in Canadian Dollars drawn by the Canadian Borrower and accepted and purchased by a Canadian Lender as provided in Section 2.14 and includes a depository bill issued in accordance with the Depository Bills and Notes Act (Canada).

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from either Swingline Lender on a given date, (b) the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Term Loans) and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Revolving Credit Loans or BA Loans, the same Interest Period (provided that ABR Loans, Cdn ABR Loans or Canadian Prime Loans incurred pursuant to Section 2.10(b) or 2.10(c) shall be considered part of any related Borrowing of LIBOR Revolving Credit Loans or BA Loans, as the case may be).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York, New York or Toronto, Ontario a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Administrative Agent” shall mean The Bank of Nova Scotia, a Schedule I bank under the Bank Act (Canada), as the Canadian administrative agent for the Lenders under this Agreement and the other Credit Documents, together with any of its permitted successors appointed pursuant to Section 12.

“Canadian Benefit Plans” shall mean all material employee benefit plans, programs, policies, practices or other arrangements of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Credit Party, or under which any Credit Party has any liability or contingent liability, in relation to employees or former employees that it may have in Canada.

“Canadian Borrower” shall have the meaning provided in the preamble to this Agreement.

“Canadian Borrowing” shall mean a Borrowing by the Canadian Borrower.

“Canadian Dollar Borrowing” shall mean a Borrowing denominated in Canadian Dollars.

“Canadian Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Canadian Dollars, such amount, and (b) with respect to any amount denominated in Dollars, the equivalent in Canadian Dollars of such amount, determined by the Canadian Administrative Agent using the Exchange Rate.

“Canadian Dollars” and “C$” shall mean the lawful money of Canada.

“Canadian Guarantee” shall mean the Canadian Guarantee, made by Holdings, the Canadian Borrower (with respect to Credit Parties other than itself) and each Canadian Subsidiary Guarantor, respectively, in favor of the Canadian Administrative Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit B-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Insolvency Laws” shall have the meaning provided in Section 11.5.

“Canadian L/C Fronting Fee” shall have the meaning provided in Section 4.1(e).

“Canadian Lenders” shall mean each Lender that has a Canadian Revolving Credit Commitment or that holds Canadian Revolving Credit Loans; provided that (a) as of the Closing Date, any such Lender shall be a Canadian Resident and (b) as of the Closing Date, the relevant Canadian Lender or its Related Affiliate, if any, shall also be a “United States person” as contemplated by Section 2.1(b)(ii).

“Canadian Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Canadian Letter of Credit Commitment” shall mean $50,000,000 as the same may be reduced from time to time pursuant to Section 3.1(c).

“Canadian Letter of Credit Exposure” shall mean, with respect to any Canadian Lender, at any time, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Canadian Lender has made (or is required to have made) payments to the Canadian Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) the Dollar Equivalent of such Canadian Lender’s Canadian Revolving Credit Commitment Percentage of the Canadian Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Canadian Lenders have made (or are required to have made) payments to the Canadian Letter of Credit Issuer pursuant to Section 3.4(a)).

“Canadian Letter of Credit Fee” shall have the meaning provided in Section 4.1(d).

“Canadian Letter of Credit Issuer” shall mean The Bank of Nova Scotia or any successor pursuant to Section 3.6. The Canadian Letter of Credit Issuer may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by one or more Affiliates of the Canadian Letter of Credit Issuer each of which is a Canadian Resident, and in each such case the term “Canadian Letter of Credit Issuer” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate. In the event that there is more than one Canadian Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Canadian Letter of Credit Issuer shall be deemed to refer to the Canadian Letter of Credit Issuer in respect of the applicable Canadian Letter of Credit or to all Canadian Letter of Credit Issuers, as the context requires.

“Canadian Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of outstanding Canadian Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect all Canadian Letters of Credit.

“Canadian Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Canadian Pension Plans” shall mean each plan which is a registered pension plan for the purposes of the Tax Act established, maintained or contributed to by either Borrower or any of its Subsidiaries, or under which either Borrower or any of its Subsidiaries has any liability or contingent liability, in relation to any employees or former employees that it may have in Canada.

“Canadian Pledge Agreement” shall mean the Canadian Pledge Agreement entered into by Holdings, the Canadian Borrower and each Canadian Subsidiary Guarantor, respectively, and the Collateral Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-8, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Prime Loan” shall mean any Loan bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” shall mean the higher of (a) the rate of interest per annum determined from time to time by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on C$ denominated commercial loans made in Canada, and (b) the one-month CDOR plus 1% per annum. If the Canadian Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the CDOR for any reason, including the inability or failure of the Canadian Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Canadian Prime Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Canadian Prime Rate due to a change in the Canadian Administrative Agent’s reference rate or the CDOR shall be effective as of the opening of business on the effective day of such change in the Canadian Administrative Agent’s reference rate or the CDOR, respectively.

“Canadian Resident” shall mean, at any time, a Person who at that time is (a) not a non-resident of Canada for purposes of the Tax Act or (b) an authorized foreign bank deemed to be resident in Canada for purposes of the Tax Act in respect of all amounts paid or credited to such Person under the Canadian Revolving Credit Commitment, Canadian Letter of Credit Commitment or Canadian Swingline Commitment pursuant to this Agreement.

“Canadian Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Canadian Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Canadian Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Canadian Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The Canadian Total Revolving Credit Commitment as of the Closing Date is $250,000,000.

“Canadian Revolving Credit Commitment Percentage” shall mean at any time, for each Canadian Lender, the percentage obtained by dividing (a) such Lender’s Canadian Revolving Credit Commitment by (b) the Canadian Total Revolving Credit Commitment; provided that at any time when the Canadian Total Revolving Credit Commitment shall have been terminated, each Canadian Lender’s Canadian Revolving Credit Commitment Percentage shall be its Canadian Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Canadian Revolving Credit Exposure” shall mean, with respect to any Canadian Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Canadian Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Canadian Swingline Exposure at such time and (c) such Lender’s Canadian Letter of Credit Exposure at such time.

“Canadian Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(ii).

“Canadian Security Agreement” shall mean (a) each Canadian Security Agreement entered into by Holdings or any Canadian Subsidiary Guarantor, respectively, and the Collateral Agent, for the ratable benefit of the Secured Parties, each substantially in the form of Exhibit C-2 with respect to Holdings and each Canadian Subsidiary Guarantor organized under the laws of Canada or any province or territory thereof, and (b) each Québec Deed of Hypothec, Québec Debenture and Québec Pledge of Debenture entered into by any Canadian Subsidiary Guarantor, each substantially in the form included in Exhibit C-3 with respect to Holdings and each Canadian Subsidiary Guarantor, in each case, if such Canadian Subsidiary Guarantor is organized under the laws of Québec, or has a principal place of business, chief executive of file or domicile or any property located in the province of Québec, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Security Documents” shall mean, collectively, (a) the Canadian Guarantees, (b) the Canadian Security Agreements, (c) the Canadian Pledge Agreements, (d) any Mortgage over Mortgaged Property in Canada of Holdings, the Canadian Borrower or any Canadian Subsidiary Guarantor and (e) any security document governed by Canadian law entered into by Parent, Holdings, the Canadian Borrower or any Canadian Subsidiary Guarantor pursuant to Section 9.11, 9.12 or 9.15.

“Canadian Subsidiary” shall mean each Subsidiary of either Borrower that is organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantors” shall mean each Canadian Subsidiary of Holdings that is a party to the Canadian Guarantee or becomes a party thereto after the Closing Date pursuant to Section 9.11 or otherwise.

“Canadian Swingline Commitment” shall mean $22,500,000.

“Canadian Swingline Exposure” shall mean, at any time as to any Lender, the product of (x) the aggregate principal amount of all Canadian Swingline Loans then outstanding multiplied by (y) such Lender’s Canadian Revolving Credit Commitment Percentage.

“Canadian Swingline Loans” shall have the meaning provided in Section 2.1 (c).

“Canadian Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Canadian Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Canadian Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Canadian Term Loan Commitments as of the Closing Date is $587,000,000.

“Canadian Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“Canadian Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“Canadian Term Loans” shall have the meaning provided in Section 2.1(a).

“Canadian Total Revolving Credit Commitment” shall mean the sum of the Canadian Revolving Credit Commitments of all the Lenders.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its

Subsidiaries; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, movable or immovable or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“capital stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued hereafter.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person and its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Cdn ABR” shall mean, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum determined from time to time by the Canadian Administrative Agent as its reference rate of interest then in effect for determining interest rates on commercial loans denominated in Dollars made by it in Canada and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Canadian Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Canadian Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Cdn ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Cdn ABR due to a change in the Canadian Administrative Agent’s reference rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Canadian Administrative Agent’s reference rate or the Federal Funds Effective Rate, respectively.

“Cdn ABR Loans” shall mean any Loan bearing interest at a rate determined by reference to the Cdn ABR.

“Cdn L/C Participants” shall have the meaning provided in Section 3.3(b).

“Cdn L/C Participation” shall have the meaning provided in Section 3.3(b).

“CDOR” shall mean, as of any day with respect to a BA Loan and the Interest Period selected by the Canadian Borrower for such BA Loan, or otherwise as applicable, the average interest rate equal to:

(a)           the average of the annual rates for Canadian Dollar bankers’ acceptances for a term equal to such Interest Period (or a term as closely possible comparable to such Interest Period) or such other specified period quoted (at approximately 10:00 a.m. Toronto time on such day) on the Reuters Monitor Money Rates Service, CDOR page “Canadian Interbank Bid BA Rates”; and

(b)           if such rate is not available on such day, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto time) on such day at which the Canadian Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances for a term approximately equal to such Interest Period (or a term as closely possible comparable to such Interest Period), or such other specified period, accepted by it.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) the Sponsor and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of common stock of Parent or Holdings, in each case whether by Parent, Holdings, the Sponsor or Management Investors) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) or “offeror” (within the meaning of Section 89(1) of the Securities Act (Ontario)), other than Sponsor, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsor and the Management Investors, unless, in the case of either clause (i) or (ii) above, the Sponsor and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings; and/or (b) at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of Holdings; and/or (c) at any time, Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Voting Stock and other equity interests of either Borrower; and/or (d) a Change of Control (as defined in the Senior Subordinated Loan Agreement, any Refinancing Notes Indenture or any Exchange Notes Indenture) shall have occurred.

“Chilean Guarantee” shall mean the Guarantee Agreement, made by Masonite Chile Holdings S.A. in favor of the Administrative Agent for the benefit of the Lenders and the other secured parties named therein, substantially in the form of Exhibit B-3, and any guarantee governed by Chilean law entered into by a Subsidiary pursuant to Section 9.11, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Chilean Pledge Agreement” shall mean the Stock Pledge Agreement entered into by Masonite Chile Holdings S.A. and the Collateral Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-9, as the same may be amended, supplemented or otherwise modified from time to time.

“Chilean Security Documents” shall mean, collectively, (a) the Chilean Guarantee, (b)  the Chilean Pledge Agreement and (c) any security document governed by Chilean law entered into by Holdings, either Borrower or any Subsidiary Guarantor pursuant to Section 9.11, 9.12 or 9.15.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Revolving Credit Loans, Canadian Revolving Credit Loans, US Term Loans, Canadian Term Loans, New Term Loans (of each Series) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a US Revolving Credit Commitment, a Canadian Revolving Credit Commitment, a US Term Loan Commitment, a Canadian Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Closing Date Material Adverse Change” shall mean any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or prospects of the Borrowers and their Subsidiaries that is, or would reasonably be expected to be, material and adverse to Borrowers and their Subsidiaries on a consolidated basis (other than a change, effect, event or occurrence caused by or arising from (a) changes in the markets in which the Borrowers and their Subsidiaries operate (other than changes in reaction to the announcement of the Transactions) or (b) macroeconomic factors, interest rates, general financial market conditions, war, terrorism or hostilities, except, in each case, to the extent any change, effect, event or occurrence has had a disproportionate effect on the Borrowers and their Subsidiaries as compared to other Persons in the industry in which the Borrowers and their Subsidiaries operate).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean Bank of Montreal and SunTrust Bank, together with their affiliates, as the co-documentation agents under this Agreement and the other Credit Documents.

“Collateral” shall have the meaning provided in the Security Agreements or any Mortgage, as applicable.

“Collateral Agent” shall have the meaning provided in the Security Agreements, the Pledge Agreements or any Mortgage, as applicable.

“Commitment Decrease Amount” shall have the meaning provided in Section 2.16.

“Commitment Fee Rate” shall mean, with respect to the Available US Commitment and the Available Canadian Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate

Level I Status	0.50%
Level II Status	0.50%
Level III Status	0.375%
Level IV Status	0.375%

Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.50%, during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date.

“Commitment Increase Amount” shall have the meaning provided in Section 2.16.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, US Revolving Credit Commitment, Canadian Revolving Credit Commitment or New Term Loan Commitment.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrowers dated March 2005, delivered to the Lenders in connection with this Agreement.

“Consolidated Earnings” shall mean, for any period, “income (loss) before income taxes and non-controlling interests” of Holdings and its Restricted Subsidiaries on a consolidated basis, excluding (a) extraordinary items for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a), (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Earnings, (c) in the case of any period that includes a period ending prior to or during the fiscal year ending December 31, 2005, Transaction Expenses, and (d) any expenses or charges or amortization thereof incurred in connection with any Permitted Acquisition, issuance or repayment of debt, equity securities or any refinancing transaction or any amendment or other modification of any debt instrument. There shall be excluded from Consolidated Earnings for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and its Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of:

(a)           Consolidated Earnings plus

(b)           to the extent already deducted in arriving at Consolidated Earnings, and without duplication, the following:

(i)                                     interest expense, any fees or charges related to Receivables Transactions, amortization of deferred financing costs, and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations,

(ii)                                  depreciation expense,

(iii)                               amortization expense,

(iv)                              extraordinary losses and unusual or non-recurring charges, including severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, costs related to labor disruptions or strikes, direct costs of extreme weather conditions such as hurricanes (it being agreed that the aggregate amount of such costs related to labor disruptions or strikes and direct costs of extreme weather conditions shall be $1,800,000 for the third fiscal quarter of fiscal year 2004), inventory provisions and write-downs and one-time compensation charges,

(v)                                 non-cash charges related to stock-based awards expense (including charges related to effect of the increase in the value of the Predecessor Company stock on restricted stock units and deferred stock units prior to the occurrence of the Transactions),

(vi)                              other non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vii)                           losses on asset sales, disposals or abandonments,

(viii)                        restructuring charges or reserves (including costs related to acquisitions after the date hereof and to closure/consolidation of facilities),

(ix)                                the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor,

(x)                                   any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP,

(xi)                                foreign withholding taxes paid or accrued in such period,

(xii)                             costs of surety bonds incurred during such period in connection with financing activities,

(xiii)                          loss from the early extinguishment of Indebtedness,

(xiv)                         any deductions attributable to minority interests,

(xv)                            all taxes upon capital and/or assets and not in the nature of income taxes, including franchise taxes and provincial capital taxes, and

(xvi)                         all losses from investments recorded using the equity method for such period,

less to the extent included in arriving at Consolidated Earnings, the sum of the following amounts for such period of:

(c)           extraordinary gains and non-recurring gains,

(d)           non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period),

(e)           gains on asset sales,

(f)            any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(g)           all gains from investments recorded using the equity method for such period,

in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP, provided that, to the extent included in Consolidated Earnings,

(i)            there shall be excluded in determining Consolidated EBITDA currency transaction gains and losses related to currency remeasurements (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii)           (x)  there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent, and

(y)  for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion),

(iii)          there shall be included in determining Consolidated EBITDA (x) for any period that includes a period ending prior to or during the fiscal year ending December 31, 2005, the estimated cost savings that would have been achieved had the supply contract, dated March 28, 2002, between Masonite International Corporation and Craftmaster been terminated at the beginning of such period and (y) for any period that includes a period ending prior to or during the fiscal year ending September 30, 2005, the estimated cost savings that would have been achieved had doorskins purchased by Florida Made from Craftmaster instead been manufactured by Masonite International Corporation during such period (it being agreed that such cost savings relating to the contracts in (x) and (y), in the aggregate, for each of the fiscal quarters in fiscal year 2004 would have been $2,550,000 and for the first fiscal quarter in fiscal year 2005 would have been $1,250,000).

Notwithstanding anything to the contrary contained herein, for any period ending prior to one year after the end of the first fiscal quarter ending after the Closing Date, pro forma adjustments may be made to Consolidated EBITDA to give effect to the Transactions and related projected net cost savings or additional net costs consistent with the provisions set forth in the definition of the term “Pro Forma Adjustment” as if such provisions were applicable thereto (provided that any such pro forma increase to Consolidated EBITDA shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA for any Test Period during such period).

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP) accrued for such period, net of cash interest income, of Holdings and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts, commodities price protection or hedging agreements and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP; provided that (i) except as provided in clause (ii) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (ii) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of Holdings and its Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money outstanding on such date, (ii) all Indebtedness outstanding under any Receivables Transactions other than Exempt Receivables Transactions and (iii) all Capitalized Lease Obligations of the Borrowers and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of cash included in the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which Holdings or any of its Restricted Subsidiaries is a party, minus (c) the cash expected to be received and the Indebtedness or Capital Lease Obligations of Holdings and its Restricted Subsidiaries expected to be retired, extinguished, or assumed by the buyer as the result of the sale or disposal of any Sold Entity or Business (to the extent such cash has not yet been received and such Indebtedness or Capital Lease Obligations have not been retired).

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of Holdings or either Borrower on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Co-Syndication Agents” shall mean Deutsche Bank Securities Inc. and UBS Securities LLC, together with their affiliates, as co-syndication agents under this Agreement and the other Credit Documents.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit, each Joinder Agreement and any promissory notes issued by either Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of Holdings, the US Borrower, the Canadian Borrower, the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors, the Foreign Subsidiary Guarantors and each other Subsidiary of Holdings that is a party to a Credit Document.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by Holdings, either Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by either Borrower of Permitted Additional Notes to the extent the Net Cash Proceeds are not used to finance a Permitted Acquisition but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(a)(xiv)(C)).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Discount Note” shall mean a non-interest-bearing promissory note or depository note (within the meaning of the Depository Bills and Notes Act (Canada)) denominated in Canadian Dollars issued by the Canadian Borrower to a Non-Acceptance Lender to evidence a BA Equivalent Loan.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Disposed Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Disposed Entity (determined using such definitions as if references to the Borrowers and their respective Subsidiaries therein were to such Pro Forma Disposed Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Disposed Entity in accordance with GAAP.

“dividends” shall have the meaning provided in Section 10.6.

“Dollar Borrowing” shall mean a Borrowing denominated in Dollars.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate.

“Draft” shall have the meaning provided in Section 2.14(f).

“Drawing” shall have the meaning provided in Section 3.4(b).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by Holdings, either Borrower or any of their respective Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials, including the Canadian Environmental Protection Act, 1999, the Fisheries Act, the Transportation of Dangerous Goods Act, 1992, the Environmental Protection Act (Ontario), the Ontario Water Resources Act, the Environment Quality Act (Québec), the Hazardous Products Act, the Canada Shipping Act, and the Canada Wildlife Act.

“Equity Contributions” shall have the meaning provided in the preamble to this Agreement.

“Equity Issuance Event” shall mean any issuance or sale or other disposition by Holdings or any of the Restricted Subsidiaries of any capital stock after the Closing Date other than any such issuance, sale or other disposition that is (x) to a Borrower, a Restricted Subsidiary or any members of management, directors or consultants of a Borrower, any direct or indirect parent of a Borrower or a Borrower’s Subsidiaries, (y) used to finance any Permitted Acquisition or (z) pursuant to a Plan or Canadian Pension Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with either Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period (other than decreases resulting from acquisitions or dispositions during such period) and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrowers and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of either Borrower or its Restricted Subsidiaries, (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the US Total Revolving Credit Commitments or the Canadian Total Revolving Credit Commitments, as applicable, except to the extent financed with the proceeds of other Indebtedness of either Borrower or the Restricted Subsidiaries, (iv) the aggregate amount of all principal payments of Indebtedness of the Borrowers or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of either Borrower or its Restricted Subsidiaries, (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrowers and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (vi) increases in Consolidated Working Capital for such period (other than increases resulting from acquisitions or dispositions during such period), (vii) payments by either Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of such Borrower and its Restricted Subsidiaries other than Indebtedness, (viii) the amount of Investments and acquisitions made during such period pursuant to Section 10.5 (other than Section 10.5(b)) to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrowers and the Restricted Subsidiaries, (ix) the amount of dividends paid during such period pursuant to clause (c) of the proviso to Section 10.6 to the extent such dividends were financed with internally generated cash flow of Holdings and the Restricted Subsidiaries and in any event not to exceed the relevant amount set forth in clause (A)(i)(y) of the definition of “Applicable Amount” in the aggregate for all such periods, (x) the aggregate amount of expenditures actually made by the Borrowers and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and to the extent such expenditures were financed with internally generated cash flow of Holdings and the Restricted Subsidiaries and (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrowers and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness.

“Exchange Notes” shall mean the Senior Subordinated Exchange Notes or the Senior Exchange Notes, as applicable.

“Exchange Notes Indenture” shall mean any indenture to be entered into relating to the applicable Exchange Notes or any portion thereof, as the same may be amended, modified or supplemented from time to time to the extent permitted by Section 10.7(b).

“Exchange Rate” shall mean on any day the rate at which Canadian Dollars may be exchanged into Dollars, computed by the Canadian Administrative Agent at the Bank of Canada noon spot rate, after 12:00 noon (Toronto time) on such day; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Canadian Administrative Agent, after consultation with Holdings, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exempt Receivables Transactions” shall mean sales of accounts receivable from The Home Depot, Inc., The Home Depot U.S.A., Inc., Home Depot of Canada Inc., Lowe’s Companies, Inc., their respective Affiliates and any other Person, including pursuant to (a) the Receivables Purchase Facility and (b) the Supplier Agreement, dated as of April 7, 2004 (the “Orbian Facility”), by and between Masonite International Corporation, an Ontario corporation, and Citibank, N.A.; provided that such sales are substantially consistent with sales of receivables under the Receivables Purchase Facility or the Orbian Facility as in effect on the date hereof.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of July 31, 2002, among Premdor U.S. Holdings, Inc. and Masonite International Corporation, as borrowers, SunTrust Bank, as administrative agent, and the lenders and other agents party thereto from time to time, as amended, supplemented or otherwise modified prior to the date hereof.

“Existing Letters of Credit” shall have the meaning provided in the preamble to this Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a

Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean (a) for purposes of Section 4.1(a)(i), the date on which the US Revolving Credit Commitments shall have terminated, no US Revolving Credit Loans shall be outstanding and the US Letters of Credit Outstanding shall have been reduced to zero and (b) for purposes of Section 4.1(a)(ii), the date on which the Canadian Revolving Credit Commitments shall have terminated, no Canadian Revolving Credit Loans shall be outstanding and the Canadian Letters of Credit Outstanding shall have been reduced to zero.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(h).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by either Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Pledge Agreements” shall mean, collectively, (a) the UK Pledge Agreements, (b) the Irish Pledge Agreements, (c) the Chilean Pledge Agreement, (d) the French Pledge Agreement, (e) the Mexican Pledge Agreement, (f) any pledge agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) pursuant to Section 9.12 and (f) any other pledge agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) to secure any of the Obligations.

“Foreign Security Agreements” shall mean, collectively, (a) the UK Debenture, (b) the Irish Debenture, (c) the Mexican Security Agreement, (d) any security agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) pursuant to Section 9.11 and (e) any other security agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) to secure any of the Obligations.

“Foreign Security Documents” shall mean, collectively, (a) the Foreign Subsidiary Guarantees, (b) the Foreign Pledge Agreements, (c) the Foreign Security Agreements, (d) any Mortgage over Mortgaged Property of a Foreign Subsidiary (other than a Canadian Subsidiary), (e) any security document entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) pursuant to Section 9.11, 9.12 or 9.15 and (f) any other security document entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) to secure any of the Obligations.

“Foreign Subsidiary” shall mean each Subsidiary of either Borrower that is not a US Subsidiary.

“Foreign Subsidiary Guarantees” shall mean, collectively, (a) the UK Guarantee, (b) the Irish Guarantee, (c) the Chilean Guarantee, (d) the Mexican Guarantee, (e) any guarantee agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) pursuant to Section 9.11 and (f) any other guarantee agreement entered into by a Foreign Subsidiary (other than a Canadian Subsidiary) to guarantee any of the Obligations.

“Foreign Subsidiary Guarantors” shall mean, collectively, each Foreign Subsidiary (other than a Canadian Subsidiary) that is a party to a Foreign Subsidiary Guarantee or becomes a party thereto after the Closing Date pursuant to Section 9.11 or otherwise.

“French Pledge Agreement” shall mean the Contrat de nantissement de compte d’instruments financiers, entered into by and among the Canadian Borrower, Masonite International Corporation, the Collateral Agent, and Premdor S.A.S. for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-10, as the same may be amended, supplemented or otherwise modified from time to time.

“Funded Debt” shall mean all indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in Canada as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreements” shall mean, collectively, the US Guarantee, the Canadian Guarantees and the Foreign Subsidiary Guarantees.

“Guarantee and Collateral Exception Amount” shall mean, at any time, (a) $200,000,000 minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 10.1(a)(x) or (a)(xi) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, (ii) the sum of (A) the aggregate New Term Loan Commitments at such time and (B) the aggregate principal amount of New Term Loans outstanding at such time and (iii) any Indebtedness incurred by any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or any such property or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” when used as a verb shall mean to provide or incur a Guarantee Obligation and when used as a noun shall have a correlative meaning.

“Guarantors” shall mean (a) Holdings, (b) the US Borrower (with respect to the Obligations of Credit Parties other than itself), (c) the Canadian Borrower (with respect to the Obligations of Credit Parties other than itself) and (d) the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors and the Foreign Subsidiary Guarantors, other than the immaterial Subsidiaries listed on Schedule 1.1(d).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, urea  formaldehyde  or phenol formaldehyde resin, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by, or that may give rise to liability under, any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by Holdings, either Borrower or any Restricted Subsidiary (in each case not for speculative purposes) in order to protect Holdings or any of its Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Historical Audited Financial Statements” shall mean as of the Closing Date, the audited financial statements of the Predecessor Company and its consolidated Subsidiaries, in each case for the three most recently completed fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Historical Unaudited Financial Statements” shall mean as of the Closing Date, the unaudited financial statements of the Predecessor Company and its consolidated Subsidiaries for each fiscal quarter subsequent to the most recent Historical Audited Financial Statement and ended 45 days before the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of the Predecessor Company.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.15.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (g) all Receivables Facility Outstandings and (h) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the fiscal quarter ended September 30, 2005.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other monetary liability of any other Person.

“Irish Debenture” means the Irish law governed debenture entered into by the Foreign Subsidiaries listed in Schedule 1 thereto and the Collateral Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-4, as the same may be amended, supplemented or otherwise modified from time to time.

“Irish Guarantee” means the Irish Guarantee and Indemnity, made by Masonite Ireland, Masonite Europe and Masonite Components in favor of the Administrative Agent for the benefit of the Lenders and the other secured parties named therein, substantially in the form of Exhibit B-5, as the same may be amended, supplemented or otherwise modified from time to time.

“Irish Pledge Agreements” means, collectively, (a) the Irish law governed deed of charge and memorandum of deposit entered into by Castlegate Entry Systems Inc., 3061275 Nova Scotia Company, Crown Door Corporation and the Collateral Agent, for the ratable benefit of the Secured Parties and (b) the Irish law governed deed of charge and memorandum of deposit entered into by Masonite Ireland, 3061275 Nova Scotia Company, Crown Door Corporation and the Collateral Agent, for the ratable benefit of the Secured Parties, in each case substantially in the form of Exhibit C-11, as the same may be amended, supplemented or otherwise modified from time to time.

“Irish Security Documents” means, collectively, (a) the Irish Debenture, (b) the Irish Pledge Agreements, (c) the Irish Guarantee (d) any Mortgage over Mortgaged Property in Ireland of Holdings, either Borrower or any Subsidiary Guarantor and (e) any security document governed by Irish law entered into by Holdings, either Borrower or any Subsidiary Guarantor pursuant to Section 9.11, 9.12 or 9.15.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Joint Lead Arrangers” shall mean The Bank of Nova Scotia and Deutsche Bank Securities Inc., together with their affiliates, as joint lead arrangers under this Agreement and the other Credit Documents.

“Joint Bookrunners” shall mean The Bank of Nova Scotia, Deutsche Bank Securities Inc. and UBS Securities LLC, together with their affiliates, as joint bookrunners under this Agreement and the other Credit Documents.

“Joint Ventures” shall mean any Person in which the US Borrower, the Canadian Borrower or a Restricted Subsidiary maintains an equity investment, but which is not a Subsidiary of the US Borrower or the Canadian Borrower.

“Judgment Currency” shall have the meaning set forth in Section 13.19.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.19.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“KKR Equity Amount” shall mean an amount equal to not less than approximately 95% of the Equity Contribution.

“KKR Equity Contribution” shall mean the contribution by affiliates of KKR of an amount of cash equal to not less than the KKR Equity Amount to Parent, in exchange for the issuance to KKR of approximately 95% of the issued and outstanding equity interests of Parent.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participants” shall mean the Cdn L/C Participants or the US L/C Participants and each is an “L/C Participant”.

“L/C Participation” shall mean a US L/C Participation or a Cdn L/C Participation.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 required to be made available or funded by it hereunder or (b) a Lender having notified the Administrative Agent and/or either Borrower that it does not intend to comply with the obligations under Section 2.1(b), 2.1(d) or 3.3, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Letter of Credit Exposures” shall mean US Letter of Credit Exposures and Canadian Letter of Credit Exposures, as applicable.

“Letter of Credit Issuers” shall mean a collective reference to the US Letter of Credit Issuer and the Canadian Letter of Credit Issuer and each is a “Letter of Credit Issuer.”

“Letter of Credit Request” shall mean a US Letter of Credit Request and a Canadian Letter of Credit Request, as applicable.

“Level I Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.00 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.00 to 1.00 as of such date.

“Level IV Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 4.00 to 1.00 as of such date.

“LIBOR Loan” shall mean any LIBOR Term Loan or LIBOR Revolving Credit Loan.

“LIBOR” shall mean, in the case of any LIBOR Term Loan or LIBOR Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (or, to the extent that an interest rate is not so ascertainable, the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period) multiplied by (b) (x) 1.0 in the case of Canadian Revolving Credit Loans and (y) the Statutory Reserve Rate in the case of US Revolving Credit Loans.

“LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to LIBOR.

“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to LIBOR.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Term Loan or New Term Loan made by any Lender hereunder.

“Management Investors” shall mean the management, officers and employees of Holdings or any Restricted Subsidiaries on the Closing Date who are or become investors in Parent.

“Mandatory Borrowings” shall mean Mandatory US Borrowings and Mandatory Canadian Borrowings, as applicable.

“Mandatory Canadian Borrowing” shall have the meaning provided in Section 2.1(d)(ii).

“Mandatory US Borrowing” shall have the meaning provided in Section 2.1(d)(i).

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of Holdings, the Borrowers and their respective Subsidiaries, taken as a whole, or that would materially adversely affect the ability of Holdings, the Borrowers and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of Holdings, the Borrowers and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agents and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of Holdings (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of Holdings and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Term Loan Maturity Date, the New Term Loan Maturity Date or the Revolving Credit Maturity Date.

“Maximum Amount” shall have the meaning provided in Section 5.2(i).

“Mexican Guarantee” shall mean the Mexican Subsidiary Guarantee, made by Masonite Mexico S.A. de C.V. in favor of the Administrative Agent for the benefit of the Lenders and the other secured parties named therein, substantially in the form of Exhibit B-4, and any guarantee governed by Mexican law entered into by a Subsidiary pursuant to Section 9.11, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Mexican Pledge Agreement” shall mean the Contrato de Prenda Sobre Acciones entered into by Masonite Mexico S.A. de C.V., its shareholders and the Collateral Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-12, as the same may be amended, supplemented or otherwise modified from time to time.

“Mexican Security Agreement” shall mean the Contrato de Prenda Sin Transmisión de Posesión entered into by Masonite Mexico S.A. de C.V. and the Collateral Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-5, as the same may be amended, supplemented or otherwise modified from time to time.

“Mexican Security Documents” shall mean, collectively, (a) the Mexican Guarantee, (b) the Mexican Security Agreement, (c) the Mexican Pledge Agreement, (d) any Mortgage over Mortgaged Property in Mexico of Holdings, either Borrower or any Subsidiary

Guarantor and (e) any security document governed by Mexican law entered into by Holdings, either Borrower or any Subsidiary Guarantor pursuant to Section 9.11, 9.12 or 9.15.

“Minimum Borrowing Amount” shall mean (a) with respect to a Dollar Borrowing of Term Loans or Revolving Credit Loans, $1,000,000, (b) with respect to a Canadian Dollar Borrowing of Canadian Revolving Credit Loans (other than BA Loans), C$1,000,000, (c) with respect to a Borrowing of BA Loans, C$2,500,000, (d) with respect to a Dollar Borrowing of Swingline Loans, $100,000 and (e) with respect to a Canadian Dollar Borrowing of Canadian Swingline Loans, C$100,000.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which either Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation with its business.

“Mortgage” shall mean a Mortgage, Debenture, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the ratable benefit of the Lenders in respect of that Mortgaged Property, or, in the case of Mortgaged Properties located outside the United States of America, in each case in such form as agreed between the Borrowers and the Administrative Agent or the Canadian Administrative Agent, as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“National Security Laws” shall have the meaning provided in Section 13.20.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, any Equity Issuance Event, or the issuance after the Closing Date of any Refinancing Notes, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, less (b) the sum of:

(i)            in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii)           in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii)          in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv)          in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback that Holdings or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of Holdings or any of the Restricted Subsidiaries (subject to Section 9.14); provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period shall, unless Holdings or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to so reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); and

(v)           in the case of any Prepayment Event, any Equity Issuance Event, or the issuance of Refinancing Notes, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by Holdings, either Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event or issuance, as the case may be (other than those payable to Holdings, either Borrower or any Subsidiary of Holdings), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Canadian Term Loan Commitments” shall have the meaning provided in Section 2.15.

“New Canadian Term Loans” shall have the meaning provided in Section 2.15.

“New Term Loan Commitments” shall mean the New US Term Loan Commitments and the New Canadian Term Loan Commitments, as applicable.

“New Term Loan Lender” shall have the meaning provided in Section 2.15.

“New Term Loans” shall have the meaning provided in Section 2.15.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New US Term Loan Commitments” shall have the meaning provided in Section 2.15.

“New US Term Loans” shall have the meaning provided in Section 2.15.

“Non-Acceptance Lender” shall mean a Canadian Lender that does not accept Bankers’ Acceptances.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-US Lender” shall have the meaning provided in Section 5.4(a).

“Non-US Participant” shall have the meaning provided in Section 5.4(c).

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided under this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit or BA Loan, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents, (ii) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Borrowers and each other Credit Party under or pursuant to this Agreement and the other Credit Documents and (iii) the due and punctual payment and performance of all obligations of each Credit Party under each Hedge Agreement that (x) is in effect on the Closing Date with a counterparty that is a Lender or an affiliate of a Lender as of the Closing Date or (y) is entered into after the Closing Date with any counterparty that is a Lender or an affiliate of a Lender at the time such Hedge Agreement is entered into.

“Parent” shall have the meaning provided in the preamble to this Agreement.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of each of the US Borrower and the Canadian Borrower in the form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger, amalgamation or otherwise, by either Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii) a Subsidiary Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent or the Canadian Administrative Agent, as applicable, for the ratable benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the Borrowers shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(a)(x) and 10.1(a)(xi), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such acquisition had occurred on the first day of such Test Period; provided that with respect to acquisitions consummated during the first three fiscal quarters of 2005, pro forma compliance with the covenants set forth in Sections 10.9 and 10.10 shall mean (x) a Consolidated Total Debt to Consolidated EBITDA Ratio of not greater than 7.90 to 1.00 and (y) a Consolidated EBITDA to Consolidated Interest Expense Ratio of not less than 1.50 to 1.00.

“Permitted Additional Notes” shall mean either the Permitted Additional Senior Notes or the Permitted Additional Senior Subordinated Notes, as applicable.

“Permitted Additional Senior Notes”  shall mean senior notes, issued by either Borrower, (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Exchange Notes or Senior Refinancing Notes, as applicable, occurs (as in effect on the date of issuance of such Senior Exchange Notes or Senior Refinancing Notes, as applicable) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (ii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrowers and the Subsidiaries than those in the applicable Exchange Notes Indenture and Senior Exchange Notes or the applicable Refinancing Notes Indenture and Senior Refinancing Notes and (iii) of which no Subsidiary of either Borrower (other than a Guarantor) is an obligor under such notes that is not an obligor under the Senior Exchange Notes or Senior Refinancing Notes, as applicable.

“Permitted Additional Senior Subordinated Notes” shall mean senior subordinated notes, issued by either Borrower, (i) the terms of which (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Subordinated Exchange Notes or Senior Subordinated Refinancing Notes, as applicable, occurs (as in effect on the date of issuance of such Senior Subordinated Exchange Notes or Senior Subordinated Refinancing Notes, as applicable) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2)  provide for subordination to the Obligations under the Credit Documents on terms and conditions no less favorable to the Lenders than the terms and conditions set forth in the applicable Exchange Notes Indenture or Refinancing Notes Indenture, (ii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrowers and the Subsidiaries than those in the applicable Exchange Notes Indenture and Senior Subordinated Exchange Notes or the applicable Refinancing Notes Indenture and Senior Subordinated Refinancing Notes, and (iii) of which no Subsidiary of either Borrower (other than a Guarantor) is an obligor under such notes that is not an obligor under the Senior Subordinated Exchange Notes or Senior Subordinated Refinancing Notes, as applicable.

“Permitted Investments” shall mean:

(a)           securities issued or unconditionally guaranteed by the United States government or Canadian government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b)           securities issued by any state of the United States of America or any province or territory of Canada or any political subdivision of any such state, province or territory or any public instrumentality thereof or any political subdivision of any such state, province or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)           commercial paper issued by any Lender or any bank holding company owning any Lender;

(d)           commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e)           domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of Canadian or United States banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of other banks;

(f)            repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g)           marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h)           shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i)            in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings; (b) Liens in respect of property or assets of Holdings or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance, social security and similar legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real or immovable property on which facilities owned or leased by Holdings or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries; provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole; (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings and its Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business and (l) Liens in favor of the Crown reserved in any original grant of real property.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by either Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by (i) the relevant Borrower or Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed $20,000,000, the Board of Directors (or comparable governing body) of the relevant Borrower or Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of such Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer, multiple-employer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) Holdings, either Borrower, a Subsidiary or an ERISA Affiliate.

“Pledge Agreements” shall mean the US Pledge Agreement, the Canadian Pledge Agreement and the Foreign Pledge Agreements.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder from time to time in effect; provided, however, if the attachment, perfection, or priority of the Canadian Administrative Agent’s Liens in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions of this Agreement relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Predecessor Company” shall mean Masonite International Corporation, a corporation governed by the laws of Ontario, as existing prior to the consummation of the Acquisition.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six consecutive fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the relevant Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the relevant Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the relevant Borrower and its Subsidiaries; provided that so long as such net cost savings or additional net costs will be realizable at any time during such six-quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during such entire period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of either Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Pro Forma Financial Statements” shall mean the unaudited pro forma balance sheet of Holdings and its consolidated Subsidiaries at December 31, 2004, and the related unaudited pro forma consolidated statement of income of Holdings and its consolidated Subsidiaries for the twelve months ended December 31, 2004, in each case prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date, and with respect to such statement of income, on the first day of such twelve-month period.

“Qualified PIK Securities” shall mean (1) any preferred capital stock or preferred equity interest of Holdings (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to any Maturity Date and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the latest Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Credit Documents and (2) any Indebtedness of Holdings which has payment terms at least as favorable to Holdings and Lenders as described in clauses (1)(a) and (b) above and is subordinated on customary terms and conditions (including remedy standstills at all times prior to the latest Maturity Date) and has other terms, other than with respect to interest rates, at least as favorable to Holdings and Lenders as the terms of the Senior Subordinated Refinancing Notes.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Facility Outstandings” shall mean, at any date of determination with respect to any Receivables Transaction (other than Exempt Receivables Transactions), the aggregate cash purchase price received by Holdings or any of its Restricted Subsidiaries from the buyer in connection with its purchase of accounts receivable under such Receivables Transaction (including any bills of exchange) less the amount of collections received in respect of such accounts receivable and paid to such buyer, excluding any amounts applied to purchase fees or discounts or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by Holdings and reasonably acceptable to the Administrative Agent.

“Receivables Purchase Facility” shall mean the Trade Receivable Purchase Facility Agreement, dated as of June 25, 2004, by and between Masonite Door Corporation and SunTrust Bank, as amended.

“Receivables Reduction Amount” shall mean, as of any date, (i) if the Consolidated Total Debt to Consolidated EBITDA Ratio as of such date is less than or equal to 5.50:1.00, zero and (ii) if the Consolidated Total Debt to Consolidated EBITDA Ratio as of such date is greater than 5.50:1.00, the aggregate amount of Receivables Facility Outstandings under all Receivables Transactions (other than Exempt Receivables Transactions) to which Holdings or any of the Restricted Subsidiaries are a party as of such date.

“Receivables Transactions” shall mean (a) the Exempt Receivables Transactions and (b) any transaction providing for the sale or financing of accounts receivable of Holdings or any of the Restricted Subsidiaries having limited recourse based on the collectability of the accounts receivable sold or financed, with any such sales or financing in the case of the preceding clause (b) being on customary terms.

“Refinancing Notes” shall mean the Senior Subordinated Refinancing Notes or the Senior Refinancing Notes, as applicable.

“Refinancing Notes Indenture” shall mean any indenture between either Borrower and a trustee to be determined, pursuant to which Refinancing Notes will be issued, as the same may be amended, modified or supplemented from time to time to the extent permitted by Section 10.7(b).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean the earlier of (x) 10 Business Days prior to the occurrence of an obligation to make an offer to repurchase Refinancing Notes or Exchange Notes (or any Permitted Additional Notes) pursuant to the asset sale or event of loss provisions of the applicable Refinancing Notes Indenture or Exchange Notes Indenture and (y) 15 months following the date of the applicable Asset Sale Prepayment Event or Casualty Event.

“Related Affiliate” shall mean with respect to any Lender with a Canadian Revolving Credit Commitment, an Affiliate or lending office of such Lender designated by it to make its Canadian Revolving Credit Commitment, Canadian Letters of Credit and Canadian Revolving Credit Loans available to the Borrowers under this Agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any

Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall mean a US Term Loan Repayment Amount or Canadian Term Loan Repayment Amount, as applicable.

“Repayment Date” shall mean a US Term Loan Repayment Date or Canadian Term Loan Repayment Date, as applicable.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted US Total Revolving Credit Commitment at such date, (ii) the Adjusted Canadian Total Revolving Credit Commitment at such date, (iii) the Adjusted Total Term Loan Commitment at such date, and (iv) the outstanding principal amount of Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (b) if the US Total Revolving Credit Commitment, the Canadian Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Term Loan Commitments at such date and (b) the outstanding principal amount of the Term Loans (excluding the Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Restricted US Subsidiary” shall mean a US Subsidiary that is a Restricted Subsidiary.

“Revolving Credit Commitment Percentage” shall mean the Canadian Revolving Credit Commitment Percentage and the US Revolving Credit Commitment Percentage, as applicable.

“Revolving Credit Commitments” shall mean the US Revolving Credit Commitments and the Canadian Revolving Credit Commitments, as applicable.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(b)(i).

“Revolving Credit Maturity Date” shall mean the date that is six years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Rollover Equity Contribution” shall have the meaning provided in the preamble to this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation with its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which either Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Schedule I Lender” shall mean any Lender named in Schedule I to the Bank Act (Canada).

“Schedule II/III Reference Lenders” means Deutsche Bank AG, Canada Branch and other specified Canadian Lenders that are banks named in Schedule II or Schedule III to the Bank Act (Canada) and approved by the Canadian Borrower and the Canadian Administrative Agent.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuers, (iii) the Swingline Lenders, (iv) the Administrative Agent, (v) the Canadian Administrative Agent, (vi) the other Agents, (vii) the Collateral Agent, (viii) each counterparty to a Hedge Agreement the obligations under which constitute Obligations, (ix) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (x) any successors, indorsees, transferees and assigns of each of the foregoing.

“Security Agreements” shall mean, collectively, the US Security Agreement, the Canadian Security Agreements and the Foreign Security Agreements.

“Security Documents” shall mean, collectively, (a) the Guarantee Agreements, (b) the Security Agreements, (c) the Pledge Agreements, (d) the Mortgages, (e) each other

Canadian Security Document, (f) each other Foreign Security Document and (g) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.15 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Exchange Notes” shall mean (a) unsecured senior floating rate notes of either Borrower (i) issued on or following the date that is 18 months after the Closing Date as evidence of the same underlying indebtedness as the Senior Subordinated Term Loans, (ii) in an aggregate principal amount not to exceed $400,000,000 less the aggregate principal amount of Senior Refinancing Notes outstanding immediately following the issuance thereof, (iii) having a final maturity not earlier than the date that is six months following the Term Loan Maturity Date, (iv) guaranteed by the Guarantors and no other Persons, and (v) issued pursuant to an indenture substantially in the form of the Exchange Notes Indenture annexed as Exhibit F to the Senior Subordinated Loan Agreement as in effect on the date of this Agreement and having terms and conditions substantially the same as the terms and conditions (other than subordination terms and conditions) of such indenture, and (b) any amendment, replacement or refinancing thereof consisting of Permitted Additional Senior Notes; provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower or the Canadian Borrower, as the case may be, to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Refinancing Notes” shall mean (a) unsecured senior floating rate notes of either Borrower (i) in an aggregate principal amount not to exceed $400,000,000 less the aggregate principal amount of Senior Exchange Notes outstanding immediately following the issuance thereof, (ii) bearing a rate of interest determined by the Board of Directors of Holdings to be a market rate of interest at the date of issuance thereof, (iii) having a final maturity not earlier than the date that is six months following the Term Loan Maturity Date and otherwise having terms customary for similar issuances under similar market conditions or otherwise reasonably acceptable to the Administrative Agent and (iv)  guaranteed by the Guarantors and no other Persons and (b) any amendment, replacement or refinancing thereof consisting of Permitted Additional Senior Notes; provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower or the Canadian Borrower, as the case may be, to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Exchange Notes” shall mean (a) unsecured subordinated notes of either Borrower (i) issued on or following the date that is 18 months after the Closing Date as evidence of the same underlying indebtedness as the Senior Subordinated Term Loans, (ii)  having a final maturity not earlier than the date that is six months following the Term Loan Maturity Date, (iii) subordinated and postponed in all material respects to the Obligations to the same extent as the Senior Subordinated Term Loans, evidenced by an acknowledgment of subordination or other intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (iv) guaranteed by the Guarantors and no other Persons and (v) issued pursuant to an indenture substantially in the form of the Exchange Notes Indenture annexed as Exhibit F to the Senior Subordinated Loan Agreement as in effect on the date of this Agreement and having terms and conditions substantially the same as the terms and conditions of such indenture, and (b) any amendment, replacement or refinancing thereof consisting of Permitted Additional Senior Subordinated Notes; provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower or the Canadian Borrower, as the case may be, to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Loan Agreement” shall mean the Senior Subordinated Loan Agreement, dated as of the date of this Agreement, among the Borrowers, Holdings, the lending institutions from time to time parties thereto, The Bank of Nova Scotia, as the US administrative agent, the Canadian administrative agent and joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc., as joint lead arranger and joint bookrunner and as co-syndication agent, UBS Securities LLC, as joint bookrunner and co-syndication agent, and Bank of Montreal and SunTrust Bank, as co-loan documentation agents, as the same may be amended, modified or supplemented from time to time to the extent permitted under the terms of this Agreement.

“Senior Subordinated Loan Facility” shall mean (a) the unsecured Senior Subordinated Loan Facility made available pursuant to the Senior Subordinated Loan Agreement, and (b) any amendment thereto, or replacement or refinancing thereof (including, for greater certainty, any replacement of Senior Subordinated Term Loans for Exchange Notes evidencing the same underlying indebtedness pursuant to the terms of the Senior Subordinated Loan Agreement) which shall be unsecured and have terms not materially less advantageous to the interests of the Lenders (including with respect to amortization schedule, maturity date and extent of subordination, as applicable) than the terms contemplated by the definitions of the terms “Senior Subordinated Refinancing Notes” and “Senior Refinancing Notes”.

“Senior Subordinated Refinancing Notes” shall mean (a) unsecured subordinated notes of either Borrower (i)  having a final maturity not earlier than the date that is six months following the Term Loan Maturity Date, (ii) subordinated and postponed in all material respects to the Obligations to the same extent as the Senior Subordinated Term Loans, evidenced by an acknowledgment of subordination or other intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (iii) guaranteed by the Guarantors and no other Persons, and (iv) bearing a rate of interest determined by the Board of Directors of Holdings to be a market rate of interest at the date of issuance thereof and otherwise having terms customary for similar issuances under similar market conditions or otherwise reasonably acceptable to the Administrative Agent, and (b) any amendment, replacement or refinancing thereof consisting of Permitted Additional Senior Subordinated Notes; provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the Board of Directors of the US Borrower or the Canadian Borrower, as the case may be, to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Term Loans” shall mean unsecured subordinated loans made pursuant to the Senior Subordinated Loan Agreement.

“Series” shall have the meaning as provided in Section 2.15.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to each Borrower, that as of the Closing Date, both (i) (a) the sum of such Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Borrower’s present assets; (b) such Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Borrower is “solvent” (and is not “insolvent”, if applicable) within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Borrowers and their respective Subsidiaries at such date, (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Borrowers and their respective Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when combined with any other Subsidiary that is the subject of an Event of Default under Section 11.5 would constitute a Specified Subsidiary under clause (a) or (b) above.

“Sponsor” shall mean KKR and its Affiliates.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to each Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status or Level IV Status, as the case may be on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by such Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided that (i) if either Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined based on the relevant Section 9.1 Financials as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by such Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

“Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean Indebtedness of either Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of such Borrower and such Guarantor, as applicable, under this Agreement, including the Senior Subordinated Term Loans, the Senior Subordinated Refinancing Notes, the Senior Subordinated Exchange Notes and the Permitted Additional Senior Subordinated Notes.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect at least a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or is consolidated under GAAP with such Person at such time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdings.

“Subsidiary Guarantor” shall mean a US Subsidiary Guarantor, a Canadian Subsidiary Guarantor and a Foreign Subsidiary Guarantor, as applicable.

“Successor Canadian Borrower” shall have the meaning provided in Section 10.3(b).

“Successor US Borrower” shall have the meaning provided in Section 10.3(a).

“Swingline Commitment” shall mean the US Swingline Commitment and the Canadian Swingline Commitment, as applicable.

“Swingline Lender” shall mean (a) with respect to US Swingline Loans, SunTrust Bank in its capacity as lender of US Swingline Loans hereunder and (b) with respect to Canadian Swingline Loans, The Bank of Nova Scotia in its capacity as lender of Canadian Swingline Loans hereunder, and in each case its permitted assignees.

“Swingline Loans” shall mean the US Swingline Loans and the Canadian Swingline Loans, as applicable.

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Tax Act” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s US Term Loan Commitment and Canadian Term Loan Commitment.

“Term Loans” shall mean the US Term Loans and the Canadian Term Loans, collectively.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean the date that is eight years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrowers then last ended.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the US Total Revolving Credit Commitment at such date, (b) the Canadian Total Revolving Credit Commitment at such date, (c) the Total Term Loan Commitment at such date and (d) the outstanding principal amount of all Term Loans at such date.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments and New Term Loan Commitments, if applicable, of all the Lenders.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the advance of the Senior Subordinated Term Loans, including the Acquisition and the Equity Contributions.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrowers or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan, (b) as to any US Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Revolving Credit Loan and (c) as to any Canadian Revolving Credit Loan, its nature as a BA Loan, a Canadian Prime Loan, a Cdn ABR Loan or a LIBOR Revolving Credit Loan.

“UK Debenture” means the Debenture entered into by the Foreign Subsidiaries listed in Schedule 1 thereto and the Collateral Agent, for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-6, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Guarantee” shall mean the UK Guarantee, made by Bonlea Limited, Premdor Crosby Limited, Premdor U.K. Holdings Limited and Masonite Europe Limited in favor of the Administrative Agent for the benefit of the Lenders and the other secured parties named therein, substantially in the form of Exhibit B-6, and any guarantee governed by the laws of England and Wales entered into by a Subsidiary pursuant to Section 9.11, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Pledge Agreements” means (a) the Deed of Charge and Memorandum of Deposit entered into by the Canadian Borrower, Masonite International Corporation and the Collateral Agent, for the ratable benefit of the Secured Parties and (b) the Deed of Charge and Memorandum of Deposit entered into by Masonite Europe and the Collateral Agent, for the ratable benefit of the Secured Parties, each substantially in the form of Exhibit C-13, as the same may be amended, supplemented or otherwise modified from time to time.

“UK Security Documents” means, collectively, (a) the UK Debenture, (b) the UK Pledge Agreements, (c) the UK Guarantee, (d) any Mortgage over Mortgaged Property in England or Wales of Holdings, either Borrower or any Subsidiary Guarantor and any other security document governed by the laws of England and Wales entered into by a Restricted Foreign Subsidiary to secure any of the Obligations.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87, exceeds the fair market value of the assets allocable thereto and in relation to a Canadian Pension Plan or Foreign Plan shall mean the amount, if any, by which (A) the present value of the accrued benefits under the Canadian Pension Plan or Foreign Plan as of the close of business of its most recent plan year, determined in accordance with GAAP as in effect on the date hereof,  being based upon the actuarial assumptions that would be used by the actuary for the Canadian Pension Plan or Foreign Plan in the termination of that Canadian Pension Plan or Foreign Plan, exceeds (B) the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Holdings that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) Holdings designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by Holdings in a written notice to the Administrative Agent; provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) Holdings direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to Holdings or any Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that (A) at the time of any written designation or re-designation by Holdings to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation (it being understood and agreed that the designation or re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary on the date of such designation or re-designation of any Indebtedness or Liens of such designated or re-designated Unrestricted Subsidiary existing immediately prior to such designation or re-designation) and (B) neither Borrower may be designated as an Unrestricted Subsidiary.

“U.S. Bankruptcy Code” shall have the meaning provided in Section 11.5.

“US Borrower” shall have the meaning provided in the preamble to this Agreement.

“US Guarantee” shall mean the US Guarantee, made by the US Borrower (with respect to the Obligations of Credit Parties other than itself) and each US Subsidiary Guarantor in favor of the Administrative Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified from time to time.

“US L/C Fronting Fee” shall have the meaning provided in Section 4.1(c).

“US L/C Participant” shall have the meaning provided in Section 3.3(a).

“US L/C Participation” shall have the meaning provided in Section 3.3(a).

“US Letter of Credit” shall have the meaning provided in Section 3.1(a).

“US Letter of Credit Commitment” shall mean $50,000,000, as the same may be reduced from time to time pursuant to Section 3.1(c).

“US Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the US Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the US Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the US Letter of Credit Issuer pursuant to Section 3.4(a)).

“US Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“US Letter of Credit Issuer” shall mean (a) in the case of the Existing Letters of Credit, SunTrust or Bank of Montreal, as indicated on Schedule 1.1(a) and (b) in the case of all other Letters of Credit, The Bank of Nova Scotia, or, in each case, any successor pursuant to Section 3.6. The US Letter of Credit Issuer may, in its discretion, arrange for one or more US Letters of Credit to be issued by Affiliates of the US Letter of Credit Issuer, and in each such case the term “US Letter of Credit Issuer” shall include any such Affiliate with respect to US Letters of Credit issued by such Affiliate. In the event that there is more than one US Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the US Letter of Credit Issuer shall be deemed to refer to the US Letter of Credit Issuer in respect of the applicable US Letter of Credit or to all US Letter of Credit Issuers, as the context requires.

“US Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding US Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all US Letters of Credit.

“US Letter of Credit Request” shall have the meaning provided in Section 3.2.

“US Pledge Agreement” shall mean the US Pledge Agreement, entered into by the US Borrower, the other pledgors party thereto and the Collateral Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-7, as the same may be amended, supplemented or otherwise modified from time to time.

“US Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “US Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “US Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the US Total Revolving Credit Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The US Total Revolving Credit Commitment as of the Closing Date is $100,000,000.

“US Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s US Revolving Credit Commitment by (b) the US Total Revolving Credit Commitment; provided that at any time when the US Total Revolving Credit Commitment shall have been terminated, each Lender’s US Revolving Credit Commitment Percentage shall be its US Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“US Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the US Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s US Swingline Exposure at such time and (c) such Lender’s US Letter of Credit Exposure at such time.

“US Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(i).

“US Security Agreement” shall mean the Security Agreement entered into by the US Borrower, the US Subsidiary Guarantors and the Collateral Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit C-1, as the same may be amended, supplemented or otherwise modified from time to time.

“US Subsidiary” shall mean each Subsidiary of Holdings that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“US Subsidiary Guarantors” shall mean (a) each US Subsidiary (other than an Unrestricted Subsidiary) on the Closing Date and (b) each US Subsidiary that becomes a party to the US Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.

“US Swingline Commitment” shall mean $22,500,000.

“US Swingline Exposure” shall mean, at any time as to any Lender, the product of (x) the aggregate principal amount of all US Swingline Loans then outstanding multiplied by (y) such Lender’s US Revolving Credit Commitment Percentage.

“US Swingline Loans” shall have the meaning provided in Section 2.1(c).

“US Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “US Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “US Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the US Term Loan Commitments as of the Closing Date is $588,000,000.

“US Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“US Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“US Term Loans” shall have the meaning provided in Section 2.1(a).

“US Total Revolving Credit Commitment” shall mean the sum of the US Revolving Credit Commitments of all the Lenders.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors (or comparable governing body) of such Person under ordinary circumstances.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 2. Amount and Terms of Credit

2.1. Commitments and Swingline Commitments. (a)  Subject to and upon the terms and conditions herein set forth, (x) each Lender having a US Term Loan Commitment severally agrees to make a loan or loans (each a “US Term Loan”) to the US Borrower in Dollars, which US Term Loans shall not exceed for any such Lender the US Term Loan Commitment of such Lender and (y) each Lender having a Canadian Term Loan Commitment severally agrees to make a loan or loans (each a “Canadian Term Loan”) to the Canadian Borrower in Dollars, which Canadian Term Loans shall not exceed for any such Lender the Canadian Term Loan Commitment of such Lender; and such Term Loans (i) shall be made on the Closing Date, (ii) may at the option of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Term Loans; provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Term Loan Commitment of such Lender and (v) shall not exceed in the aggregate the total of all Term Loan Commitments.

(b)  (i)  Subject to and upon the terms and conditions herein set forth, each Lender having a US Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “US Revolving Credit Loan” and, collectively, the “US Revolving Credit Loans” and, together with the Canadian Revolving Credit Loans, the “Revolving Credit Loans”) to the US Borrower, which US Revolving Credit Loans (A) shall be made at any time and from time to time after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the US Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Revolving Credit Loans; provided that all US Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of US Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s US Revolving Credit Exposure at such time exceeding such Lender’s US Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time exceeding the difference of (x) the US Total Revolving Credit Commitment then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such  Receivables Reduction Amount has not been applied to reduce the Canadian Total Revolving Credit Commitment pursuant to clause (b)(ii) below (it being understood and agreed that the Receivables Reduction Amount shall be allocated at any time between the US Total Revolving Commitment pursuant to this clause (b)(i) and the Canadian Total Revolving Credit Commitment pursuant to clause (b)(ii) below in such respective amounts as shall be determined by the Borrowers in their sole discretion.

(ii)  Subject to and upon the terms and conditions herein set forth, each Canadian Lender having a Canadian Revolving Credit Commitment severally agrees to make a loan or loans denominated in Canadian Dollars or Dollars to the Canadian Borrower or a loan or loans denominated in Dollars to the US Borrower (each a “Canadian Revolving Credit Loan” and, collectively, the “Canadian Revolving Credit Loans”), which Canadian Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) shall be incurred and maintained (x) as Canadian Prime Loans or BA Loans if denominated in Canadian Dollars or (y) as Cdn ABR Loans or LIBOR Revolving Credit Loans if denominated in Dollars and made to the Canadian Borrower, or (z) as ABR Loans or LIBOR Revolving Credit Loans if denominated in Dollars and made to the US Borrower; provided that all Canadian Revolving Credit Loans made by each of the Canadian Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Revolving Credit Loans of the same Type made to the same Borrower, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Canadian Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Canadian Lender’s Canadian Revolving Credit Exposure at such time exceeding such Canadian Lender’s Canadian Revolving Credit Commitment at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures at such time exceeding the difference of (x) the Canadian Total Revolving Credit Commitment then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such  Receivables Reduction Amount has not been applied to reduce the US Total Revolving Credit Commitment pursuant to clause (b)(i) above (it being understood and agreed that the Receivables Reduction Amount shall be allocated at any time between the US Total Revolving Commitment pursuant to clause (b)(i) above and the Canadian Total Revolving Credit Commitment pursuant to this clause (b)(ii) in such respective amounts as shall be determined by the Borrowers in their sole discretion), and (F) if made to the Canadian Borrower shall be made by a Canadian Lender that is a Canadian Resident or a permitted assignee of such Canadian Lender pursuant to Section 13.6(b)(ii). Each Canadian Lender, if it is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), shall designate by notice in writing to the Administrative Agent and the Canadian Administrative Agent on the Closing Date, and otherwise from time to time, a Related Affiliate of such Lender that is either a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) or is a Non-US Lender that has fulfilled the requirements in Section 5.4(b), for the purposes of making Canadian Revolving Credit Loans available to the US Borrower.

(iii)  Each Lender may at its option make any LIBOR Revolving Credit Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the US Borrower or the Canadian Borrower, as the case may be, to repay such Loan, (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the US Borrower or the Canadian Borrower, as the case may be, resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply) and (C) if a LIBOR Loan is made to the Canadian Borrower, it shall be made by a Canadian Lender that is a Canadian Resident or a permitted assignee of such Canadian Lender pursuant to Section 13.6(b)(ii). On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(c)  Subject to and upon the terms and conditions herein set forth, the applicable Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date:

(i)  to make a loan or loans (each a “US Swingline Loan” and, collectively, the “US Swingline Loans”) to the US Borrower denominated in Dollars, which US Swingline Loans (A) shall be ABR Loans, (B) shall have the benefit of the provisions of Section 2.1(d)(i), (C) shall not exceed at any time outstanding the US Swingline Commitment, (D) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time exceeding the difference of (x) the US Total Revolving Credit Commitment then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such  Receivables Reduction Amount has not been applied to reduce the Canadian Total Revolving Credit Commitment pursuant to clause (b)(ii) above, and (E) may be repaid and reborrowed in accordance with the provisions hereof.

(ii)  to make a loan or loans (each a “Canadian Swingline Loan” and, collectively, the “Canadian Swingline Loans”) denominated in Canadian Dollars or Dollars to the Canadian Borrower or denominated in Dollars to the US Borrower, which Canadian Swingline Loans (A) shall be (x) Canadian Prime Loans if denominated in Canadian Dollars, (y) Cdn ABR Loans if denominated in Dollars and made to the Canadian Borrower, or (z) ABR Loans if denominated in Dollars and made to the US Borrower, (B) shall have the benefit of the provisions of Section 2.1(d)(ii), (C) shall not exceed at any time outstanding the Canadian Swingline Commitment, (D) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Canadian Revolving Credit Exposures at such time exceeding the difference of (x) the Canadian Total Revolving Credit Commitment then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such  Receivables Reduction Amount has not been applied to reduce the US Total Revolving Credit Commitment pursuant to clause (b)(i) above, and (E) may be repaid and reborrowed in accordance with the provisions hereof.

(iii) On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full. Neither Swingline Lender shall make any Swingline Loan after receiving a written notice from the US Borrower, the Canadian Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as such Swingline Lender shall have received written notice of (x) rescission of all such notices from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(d)  On any Business Day, the applicable Swingline Lender may, in its sole discretion, give notice to the Lenders that:

(i)  all then-outstanding US Swingline Loans shall be funded with a Borrowing of US Revolving Credit Loans, in which case US Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory US Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s US Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to such Swingline Lender to repay such Swingline Lender for such outstanding US Swingline Loans. Each Lender hereby irrevocably agrees to make such US Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory US Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (A) that the amount of the Mandatory US Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (B) whether any conditions specified in Section 7 are then satisfied, (C) whether a Default or an Event of Default has occurred and is continuing, (D) the date of such Mandatory US Borrowing or (E) any reduction in the US Total Revolving Credit Commitment after any such US Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory US Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of either Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding US Swingline Loans as shall be necessary to cause the Lenders to share in such US Swingline Loans ratably based upon their respective US Revolving Credit Commitment Percentages; provided that all principal and interest payable on such US Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase; and

(ii)  all then-outstanding Canadian Swingline Loans shall be funded with a Borrowing of Canadian Revolving Credit Loans, in which case Canadian Revolving Credit Loans constituting Canadian Prime Loans, Cdn ABR Loans or ABR Loans, as

applicable (each such Borrowing, a “Mandatory Canadian Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s Canadian Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to such Swingline Lender to repay such Swingline Lender for such outstanding Canadian Swingline Loans. Each Lender hereby irrevocably agrees to make such Canadian Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Canadian Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (A) that the amount of the Mandatory Canadian Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (B) whether any conditions specified in Section 7 are then satisfied, (C) whether a Default or an Event of Default has occurred and is continuing, (D) the date of such Mandatory Canadian Borrowing or (E) any reduction in the Canadian Total Revolving Credit Commitment after any such Canadian Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Canadian Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of either Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Canadian Swingline Loans as shall be necessary to cause the Lenders to share in such Canadian Swingline Loans ratably based upon their respective Canadian Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Canadian Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Canadian Revolving Credit Loans (other than the BA Loans) shall be in a multiple of $1,000,000 or C$1,000,000 (in the case of a Borrowing denominated in C$), the aggregate principal amount of each Borrowing of BA Loans shall be a minimum of C$2,500,000 and in a multiple of C$500,000, the aggregate principal amount of US Revolving Credit Loans shall be in a multiple of $500,000 and Swingline Loans shall be in a multiple of $10,000 or C$10,000 (in the case of a Borrowing denominated in C$) and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 16 Borrowings of LIBOR Loans and BA Loans under this Agreement.

2.3. Notice of Borrowing. (a)  Each Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Revolving

Credit Loans pursuant to Section 2.3(b) or 2.3(c) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(d), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)  Whenever the US Borrower desires to incur US Revolving Credit Loans or Canadian Revolving Credit Loans denominated in Dollars hereunder (other than Mandatory Borrowings or Borrowings to repay Unpaid Drawings), it shall give the applicable Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Revolving Credit Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (New York time) on the date of Borrowing of Revolving Credit Loans if all such Revolving Credit Loans are to be ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) whether the Revolving Credit Loans are Canadian Revolving Credit Loans or US Revolving Credit Loans, as applicable, (ii) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)  Whenever the Canadian Borrower desires to incur Canadian Revolving Credit Loans in Dollars or Canadian Dollars hereunder (other than Mandatory Canadian Borrowings or Borrowings to repay Unpaid Drawings), it shall give the Canadian Administrative Agent at the Canadian Administrative Agent’s Office, (i) prior to 12:00 Noon (Toronto time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Canadian Borrowing of BA Loans or LIBOR Loans, and (ii) prior to 12:00 Noon (Toronto time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Canadian Borrowing of Cdn ABR Loans or Canadian Prime Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of BA Loans, LIBOR Loans, Canadian Prime Loans or Cdn ABR Loans and, if BA Loans or LIBOR Loans, the Interest Period to be initially applicable thereto. The Canadian Administrative Agent shall promptly give each Canadian Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(d)  Whenever either Borrower desires to incur Swingline Loans hereunder, it shall give the applicable Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The applicable Administrative Agent shall promptly give the applicable Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(e)  Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the applicable Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(f)  Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(g)  Without in any way limiting the obligation of the US Borrower or the Canadian Borrower, as the case may be, to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent and the Canadian Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent and the Canadian Administrative Agent in good faith to be from an Authorized Officer of the US Borrower or the Canadian Borrower, as the case may be. In each such case, the US Borrower and the Canadian Borrower each hereby waives the right to dispute the Administrative Agent’s and the Canadian Administrative Agent’s record of the terms of any such telephonic notice.

2.4. Disbursement of Funds. (a)  No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that all Swingline Loans shall be made available in the full amount thereof by the applicable Swingline Lender promptly following receipt of the request therefor.

(b)  Each Lender shall make available all amounts it is to fund to the US Borrower under any Borrowing in immediately available Dollars to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings made upon the conversion of another Type of Borrowing, Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the US Borrower by depositing to the US Borrower’s account (as designated by it in a written notice to the Administrative Agent from time to time) the aggregate of the amounts so made available in Dollars. Each Lender shall make available all amounts it is to fund to the Canadian Borrower under any Canadian Borrowing in immediately available Dollars or Canadian Dollars, as applicable, to the Canadian Administrative Agent at the Canadian Administrative Agent’s Office and the Canadian Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Canadian Borrower, by depositing to the Canadian Borrower’s account (as designated by it in a written notice to the Canadian

Administrative Agent from time to time) the aggregate of the amounts so made available in Canadian Dollars or Dollars, as applicable. Unless the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) may assume that such Lender has made such amount available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) on such date of Borrowing, and the Administrative Agent and the Canadian Administrative Agent (in the case of Canadian Borrowings), in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the US Borrower or the Canadian Borrower, as the case may be, a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) by such Lender and the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) has made available same to the US Borrower or the Canadian Borrower, as the case may be, the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s or the Canadian Administrative Agent’s (in the case of Canadian Borrowings) demand therefor the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall promptly notify the US Borrower or the Canadian Borrower, as the case may be, and the US Borrower or the Canadian Borrower, as the case may be, shall immediately pay such corresponding amount to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings). The Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall also be entitled to recover from such Lender or the US Borrower or the Canadian Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) to the US Borrower or the Canadian Borrower, as the case may be, to the date such corresponding amount is recovered by the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings), at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate (or, in the case of an amount owing in respect of a Canadian Borrowing, the rate reasonably determined by the Canadian Administrative Agent to be the cost to it of funding such amount) or (ii) if paid by the US Borrower or the Canadian Borrower, as the case may be, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans comprising the applicable Borrowing.

(c)  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the US Borrower or the Canadian Borrower, as the case may be, may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt. (a)  Each Borrower shall repay to the Administrative Agent or the Canadian Administrative Agent, for the ratable benefit of the Lenders of US Term Loans and the Lenders of Canadian Term Loans, as applicable, on the Term Loan Maturity Date, the then-unpaid Term Loans made to such Borrower, in Dollars. The US Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid US Revolving Credit Loans and Canadian Revolving Credit Loans made to the US Borrower. The Canadian Borrower shall repay to the Canadian Administrative Agent in Dollars or Canadian Dollars, as the case may be, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid Canadian Revolving Credit Loans made to the Canadian Borrower. Each Borrower shall repay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the applicable Swingline Lender, on the Swingline Maturity Date, the then-unpaid (i) US Swingline Loans in Dollars and (ii) Canadian Swingline Loans in Dollars (to the extent Borrowed in Dollars) or Canadian Dollars (to the extent Borrowed in Canadian Dollars).

(b)  (i) The US Borrower shall repay to the Administrative Agent, in Dollars, for the ratable benefit of the Lenders of US Term Loans, on each date set forth below (each a “US Term Loan Repayment Date”), the principal amount of the US Term Loans equal to (x) the outstanding principal amount of US Term Loans immediately after closing on the Closing Date multiplied by (y) the percentage set forth below opposite such US Term Loan Repayment Date (each a “US Term Loan Repayment Amount”):

US Term Loan Repayment Date	US Term Loan Repayment Amount Percentage

June 30, 2005	0.25%
September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%

US Term Loan Repayment Date	US Term Loan Repayment Amount Percentage

December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
Term Loan Maturity Date	Remaining Principal Amount of all US Term Loans

(ii)  The Canadian Borrower shall repay to the Canadian Administrative Agent, in Dollars, for the ratable benefit of the Lenders of the Canadian Term Loans, on each date set forth below (each a “Canadian Term Loan Repayment Date”), the principal amount of the Canadian Term Loans equal to (x) the outstanding principal amount of Canadian Term Loans immediately after closing on the Closing Date multiplied by (y) the percentage set forth below opposite such Canadian Term Loan Repayment Date (each a “Canadian Term Loan Repayment Amount”):

Canadian Term Loan Repayment Date	Canadian Term Loan Repayment Amount Percentage

June 30, 2005	0.25%
September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%

Canadian Term Loan Repayment Date	Canadian Term Loan Repayment Amount Percentage

June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
December 31, 2011	0.25%
March 31, 2012	0.25%
June 30, 2012	0.25%
September 30, 2012	0.25%
December 31, 2012	0.25%
Term Loan Maturity Date	Remaining Principal Amount of all Canadian Term Loans

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the US Borrower and the Canadian Borrower, as the case may be, to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d)  The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, the Class and Type of each Loan made and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the US Borrower and the Canadian Borrower, as the case may be, to each Lender or either Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent and the Canadian Administrative Agent hereunder from the US Borrower and the Canadian Borrower, as the case may be, and each Lender’s share thereof.

(e)  The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the US Borrower and the Canadian Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the US Borrower or the Canadian Borrower to repay (with applicable interest) the Loans made to the US Borrower or the Canadian Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations. (a)  Each of the US Borrower and the Canadian Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans or Revolving Credit Loans made to such Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type in the same currency and the US Borrower or the Canadian

Borrower, as the case may be, shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans or LIBOR Revolving Credit Loans as LIBOR Term Loans or LIBOR Revolving Credit Loans, respectively, or any BA Loans as BA Loans, as the case may be, for an additional Interest Period; provided that (i) no partial conversion of BA Loans or LIBOR Term Loans or LIBOR Revolving Credit Loans shall reduce the outstanding principal amount of BA Loans or LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) Cdn ABR Loans and ABR Loans may not be converted into LIBOR Term Loans or LIBOR Revolving Credit Loans and Canadian Prime Loans may not be converted into BA Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) BA Loans and LIBOR Loans may not be continued as BA Loans or LIBOR Loans, respectively, for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of BA Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the US Borrower or the Canadian Borrower, as the case may be, by giving the Administrative Agent or the Canadian Administrative Agent at the applicable Administrative Agent’s Office prior to 12:00 Noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into Cdn ABR Loans, ABR Loans or Canadian Prime Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Term Loans or Revolving Credit Loans to be so converted or continued, the Type of Term Loans or Revolving Credit Loans to be converted or continued into and, if such Term Loans or Revolving Credit Loans are to be converted into or continued as BA Loans or LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent (or the Canadian Administrative Agent, in the case of Canadian Borrowings) shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans or Revolving Credit Loans.

(b)  If any Default or Event of Default is in existence at the time of any proposed continuation of any BA Loans or LIBOR Loans, as the case may be, and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such BA Loans or LIBOR Loans shall be automatically converted on the last day of the then-current Interest Period (i) in respect of LIBOR Loans, into ABR Loans or Cdn ABR Loans (in the case of a Canadian Borrowing) and (ii) in respect of BA Loans, into Canadian Prime Loans. If upon the expiration of any Interest Period in respect of BA Loans or LIBOR Loans, the US Borrower or the Canadian Borrower, as the case may be, has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the US Borrower or the Canadian Borrower, as the case may be, shall be deemed to have elected to convert such Borrowing of BA Loans or LIBOR Loans, as the case may be, into a Borrowing of Canadian Prime Loans or ABR Loans or Cdn ABR Loans (in the case of a Canadian Borrowing), as the case may be, effective as of the expiration date of such then-current Interest Period.

(c)  For the avoidance of doubt, the term “conversion” as used in this Agreement shall mean the change in method by which the interest payable on a Loan is calculated and shall not be interpreted to mean the repayment and extinguishment of such Loan followed by the advance of a new Loan.

2.7. Pro Rata Borrowings. Each Borrowing of US Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable US Term Loan Commitments. Each Borrowing of Canadian Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Canadian Term Loan Commitments. Each Borrowing of US Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable US Revolving Credit Commitments. Each Borrowing of Canadian Revolving Credit Loans under this Agreement shall be granted by the Canadian Lenders (or their Related Affiliates if applicable) pro rata on the basis of their then-applicable Canadian Revolving Credit Commitments. Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8. Interest. (a)   (i) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of conversion or repayment thereof at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time, (ii) the unpaid principal amount of each Cdn ABR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of conversion or repayment thereof at a rate per annum that shall at all times be the Applicable ABR Margin plus the Cdn ABR in effect from time to time, and (iii) the unpaid principal amount of each Canadian Prime Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of conversion or repayment thereof at a rate per annum that shall at all times be the Applicable ABR Margin plus the Canadian Prime Rate in effect from time to time.

(b)  (i) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR and (ii) the Canadian Borrower shall pay to each Lender that accepts or advances a BA Loan, as a condition of and at the time of such acceptance or advance, a fee at the rate of the then Applicable Stamping Fee calculated on the basis of a year of 365 days on the face amount at maturity (or the principal amount in the case of a BA Equivalent Loan) of such Bankers’ Acceptance for the period from and including the date of acceptance (or advance in the case of a BA Equivalent Loan) of such Bankers’ Acceptance for the period from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance.

(c)  Any amount (whether of principal, interest or Fees) not paid when due hereunder or under any other Credit Document (whether at the stated maturity, by acceleration or otherwise) shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate that would otherwise be applicable thereto plus 2% per annum and (ii) in all other cases, at a rate per annum equal to the rate that would be applicable to an ABR Loan that is a Term Loan plus 2% per annum, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full.

(d)  Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Canadian Prime Loan, Cdn ABR Loan and ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment (on the amount prepaid), and in respect of each Loan (other than any Canadian Prime Loan, Cdn ABR Loan or ABR Loan), on conversion into a Canadian Prime Loan, Cdn ABR Loan or ABR Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)  The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the applicable Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. (a) At the time the US Borrower or the Canadian Borrower, as applicable, gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the US Borrower or the Canadian Borrower, as applicable, shall have the right to elect by giving the Administrative Agent or the Canadian Administrative Agent (in the case of the Canadian Borrower) written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the US Borrower or the Canadian Borrower, as applicable, be a one, two, three, six or (if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period; provided that the initial Interest Period may be for a period less than one month if agreed upon by the applicable Borrower and the Administrative Agent or Canadian Administrative Agent, as applicable. Notwithstanding anything to the contrary contained above:

(i)  the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans or Cdn ABR Loans, as applicable) and shall end on the numerically corresponding day in the calendar month that is one, two, three, six (or, if applicable as provided above) nine or twelve months thereafter, and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)  if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(iv)  neither Borrower shall be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

(b)  At the time the Canadian Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of BA Loans or prior to 12:00 noon (Toronto time) on the third Business Day prior to the applicable date of making or continuation of such BA Loans, the Canadian Borrower shall have the right to elect by giving the Canadian Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Canadian Borrower, be 30, 60, 90 or 180 days (in each case subject to availability), or any other period with the consent of the Canadian Administrative Agent. Notwithstanding anything to the contrary contained above:

(i)  the initial Interest Period for any Borrowing of BA Loans shall commence on the date of such Borrowing (including the date of any continuation from a Borrowing of Canadian Prime Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)  the Canadian Borrower shall not be entitled to elect any Interest Period in respect of any BA Loan if such Interest Period would extend beyond the applicable Maturity Date of such BA Loan;

(iii)  no BA Loan shall mature on a day which is not a Business Day and if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; and

(iv)  if the Canadian Borrower fails to provide a Notice of Conversion or Continuation within the time period required in Section 2.6(a) in respect of BA Loans, such BA Loans shall automatically be converted into Canadian Prime Loans on the last day of the Interest period applicable thereto.

2.10. Increased Costs, Illegality, etc. (a)   In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any

Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)  on any date for determining the LIBOR for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii)  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii)  at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the applicable Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, (A) LIBOR Term Loans and LIBOR Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), (B) any Notice of Borrowing or Notice of Conversion given by the US Borrower or the Canadian Borrower with respect to LIBOR Term Loans or LIBOR Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the US Borrower or the Canadian Borrower and (C) any outstanding LIBOR Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Loans (in the case of LIBOR Loans owing by the US Borrower) or Cdn ABR Loans (in the case of LIBOR Loans owing by the Canadian Borrower), (y) in the case of clause (ii) above, the US Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the US Borrower or the Canadian Borrower, as the case may be, by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the US Borrower or the Canadian Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)  At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the US Borrower or the Canadian Borrower, as the case may be, may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the US Borrower or the Canadian Borrower, as the case may be, was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Revolving Credit Loan and LIBOR Term Loan into an ABR Loan or Cdn ABR Loan, as applicable; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)  In the event that the Canadian Administrative Agent shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that there does not exist a normal market in Canada for the purchase and sale of bankers’ acceptances, then, and in any such event, the Canadian Administrative Agent shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the US Borrower, the Canadian Borrower and each of the other Lenders of such determination. Thereafter BA Loans shall no longer be available until such time as the Canadian Administrative Agent notifies the US Borrower, the Canadian Borrower and the Lenders that the circumstances giving rise to such notice by the Canadian Administrative Agent no longer exist (which notice the Canadian Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Canadian Borrower with respect to BA Loans that have not yet been incurred shall be deemed rescinded by the Canadian Borrower. Any maturing BA Loans shall thereafter, and until contrary notice is provided by the Canadian Administrative Agent, be continued as Canadian Prime Loans.

(d)  If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the US Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(d), will give prompt written notice thereof to the applicable Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the US Borrower’s or the Canadian Borrower’s, as the case may be, obligations to pay additional amounts pursuant to this Section 2.10(d) upon receipt of such notice.

(e)  It is understood that this Section 2.10 shall not apply to Taxes.

2.11. Compensation. If (a) any payment of principal of any BA Loan or LIBOR Loan is made by the US Borrower or the Canadian Borrower (or, with respect to Section 13.7, is purchased by a replacement bank or institution), as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such BA Loan or LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of BA Loans or LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Canadian Prime Loan is not converted into a BA Loan as a result of a withdrawn Notice of Conversion or Continuation, (e) any BA Loan or LIBOR Loan is not continued as a BA Loan or LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (f) any prepayment of principal of any BA Loan or LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the US Borrower or the Canadian Borrower, as the case may be, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such BA Loan or LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the US Borrower or the Canadian Borrower, as the case may be, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the US Borrower or the Canadian Borrower, as the case may be, or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the US Borrower or the Canadian Borrower, as the case may be.

2.14. Bankers’ Acceptances. (a)  The Canadian Administrative Agent, promptly following receipt of a Notice of Borrowing or Notice of Conversion or Continuation, requesting BA Loans, shall advise each applicable Canadian Lender of the face or principal amount and term of each BA Loan to be accepted (and purchased) or advanced by it. The aggregate face or principal amount of BA Loans to be accepted or advanced by a Canadian Lender shall be determined by the Canadian Administrative Agent by reference to that Canadian Lender’s applicable pro rata portion of the issue or advance of BA Loans, except that the aggregate face amount of Bankers’ Acceptances to be accepted by the applicable Canadian Lenders shall be increased or reduced by the Canadian Administrative Agent in its sole discretion as may be necessary to ensure that the face amount of the Bankers’ Acceptance to be accepted by each applicable Canadian Lender would be C$100,000 or a whole multiple thereof. For greater certainty, the foregoing requirement for a minimum face amount and a whole multiple of C$100,000 shall not apply to BA Equivalent Loans.

(b)  On the date specified in a Notice of Borrowing or Notice of Conversion or Continuation on which a BA Loan is to be made, the Canadian Administrative Agent shall advise the Canadian Borrower as to the Canadian Administrative Agent’s determination of the BA Discount Rate for the BA Loans to be purchased or advanced, as the case may be.

(c)  The Canadian Borrower shall issue and each Canadian Lender shall accept and subsequently purchase the Bankers’ Acceptance accepted by it at the applicable BA Discount Rate. Subject to clause (d) below, each Canadian Lender shall provide the Canadian Administrative Agent, for the account of the Canadian Borrower, the BA Discount Proceeds less the Applicable Stamping Fee payable by the Canadian Borrower with respect to the Bankers’ Acceptance.

(d)  In the event the Canadian Borrower requests a continuation of BA Loans for a further Interest Period, or requests conversion from Canadian Prime Loans into BA Loans in accordance with Section 2.6, the Canadian Administrative Agent shall make arrangements satisfactory to it to ensure the BA Discount Proceeds from the replacement BA Loans are applied to repay the face amount of the maturing BA Loans or the principal amount of such loans to be converted (the “Maturing Amount”) and the Canadian Borrower shall concurrently pay to the Canadian Administrative Agent any positive difference between the Maturing Amount and such BA Discount Proceeds.

(e)  Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(f)  In order to facilitate the issuance of Bankers’ Acceptances pursuant to this Agreement, the Canadian Borrower hereby authorizes each of the Canadian Lenders, and appoints each of the Canadian Lenders as the Canadian Borrower’s attorney, to complete, sign and endorse drafts or depository bills (as defined in the Depository Bills and Notes Act (Canada) (each such executed draft or bill being herein referred to as a “Draft”) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Notice of Borrowing or Notice of Conversion or Continuation and, once so completed, signed and endorsed to accept them as Bankers’ Acceptances under this Agreement and then if applicable, purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Agreement. Drafts so completed, signed, endorsed and negotiated on behalf of the Canadian Borrower by a Canadian Lender shall bind the Canadian Borrower as fully and effectively as if so performed by an Authorized Officer of the Canadian Borrower. Each draft of a Bankers’ Acceptance completed, signed or endorsed by a Canadian Lender shall mature on the last day of the term thereof. All Bankers’ Acceptances to be accepted by a particular Canadian Lender shall, at the option of such Canadian Lender, be issued in the form of depository bills made payable originally to and deposited with The Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).

(g)  Any Drafts to be used for Bankers’ Acceptances which are held by a Canadian Lender shall be held in safekeeping with the same degree of care as if they were such Canadian Lender’s own property being kept at the place at which they are to be held. The Canadian Borrower may, by written notice to the Canadian Administrative Agent, designate persons other than Authorized Officers authorized to give the Canadian Administrative Agent instructions regarding the manner in which Drafts are to be completed and the times at which they are to be issued; provided, however, that receipt by the Canadian Administrative Agent of a Notice of Borrowing or Notice of Conversion or Continuation requesting an advance or continuation into, Bankers’ Acceptances shall be deemed to be sufficient authority from Authorized Officers or such designated persons for each of the Canadian Lenders to complete, and issue drafts in accordance with such notice. None of the Canadian Administrative Agent or the Canadian Lenders nor any of their respective directors, officers, employees or representatives shall be liable for any action taken or omitted to be taken by any of them under this Section 2.14(g) except for their own respective gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(h)  The Canadian Borrower waives presentment for payment and any other defense to the payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder. Each Bankers’ Acceptance shall mature and the face amount thereof shall be due and payable on the last day of the Interest Period applicable thereto.

(i)  Whenever the Canadian Borrower requests a Loan under this Agreement by way of Bankers’ Acceptances, each Non-Acceptance Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan by way of Discount Note in an amount equal to the Non-Acceptance Lender’s pro rata portion of the BA Loan. All terms of this Agreement applicable to Bankers’ Acceptances and Drafts shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(i)  the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted on the same date of the Borrowing in respect of the same BA Loan;

(ii)  an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Applicable Stamping Fee in respect of a Bankers’ Acceptance; and

(iii)  the proceeds from a BA Equivalent Loan shall be equal to the BA Discount Proceeds of the Discount Note.

2.15. Incremental Term Loans. The US Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more New US Term Loan commitments (the “New US Term Loan Commitments”), in an aggregate amount for all such New US Term Loan Commitments not in excess of the difference of (x) $300,000,000 minus (y) the aggregate amount of New Canadian Term Loan Commitments. The Canadian Borrower may by written notice to the Canadian Administrative Agent elect to request the establishment of one or more New Canadian Term Loan commitments (the “New Canadian Term Loan Commitments”), in an aggregate amount for all such New Term Loan Commitments not in excess of the difference of (x) $300,000,000 minus (y) the aggregate amount of New US Term Loan Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the US Borrower or the Canadian Borrower, as the case may be, proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent; provided that the US Borrower or the Canadian Borrower, as the case may be, shall first offer the Lenders the opportunity to provide all of such New Term Loan Commitments prior to offering to any other Person that is an eligible assignee pursuant to Section 13.6(b); provided further that any Lender offered or approached to provide all or a portion of any New Term Loan Commitments may elect or decline, in its sole discretion, to provide such New Term Loan Commitment. Such New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments and to the making of any Series of New Term Loans pursuant thereto, as applicable; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 7 shall be satisfied; (3) the Borrowers and their Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Term Loan Commitments and any Investment to be consummated in connection therewith; (provided that with respect to New Term Loan Commitments to be established during the first three fiscal quarters of 2005, pro forma compliance with the covenants set forth in Sections 10.9 and 10.10 shall mean (x) a Consolidated Total Debt to Consolidated EBITDA Ratio of not greater than 7.90 to 1.00 and (y) a Consolidated EBITDA to Consolidated Interest Expense Ratio of not less than 1.50 to 1.00); (4) such New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the Administrative Agent and one or more New Term Loan Lenders, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(b); (5) the US Borrower and the Canadian Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments, as applicable; and (6) the US Borrower and the Canadian Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date that have terms and provisions that differ from Term Loans outstanding on the date on which such New Term Loans are made shall be designated as a separate series (a “Series”) of Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the US Borrower and/or the Canadian Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans; provided, however, that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Term Loans, (ii) as of the Increased Amount Date, the average life to maturity of any New Term Loans shall be no shorter than the average life to maturity of the Term Loans and (iii) the rate of interest applicable to the New Term Loans of each Series and, subject to the foregoing clause (ii), the schedule of required repayments of principal thereof, shall be determined by the Borrowers and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15.

2.16. Adjustment of the Commitments. (a)  At any time prior to the Revolving Credit Maturity Date, upon giving not less than thirty (30) days prior written notice to each Administrative Agent, the Borrowers may request an increase to the US Total Revolving Credit Commitment and a corresponding reduction to the Canadian Total Revolving Credit Commitment or an increase to the Canadian Total Revolving Credit Commitment and a corresponding reduction to the US Total Revolving Credit Commitment. Any such notice may also include the request to increase the US Letter of Credit Commitment with a corresponding reduction of the Canadian Letter of Credit Commitment or to increase the Canadian Letter of Credit Commitment with a corresponding reduction of the US Letter of Credit Commitment. Any such notice may request increases or decreases of the Revolving Credit Commitments only in minimum amounts of $10,000,000 and integral multiples of $5,000,000 (unless the requested adjustment applies to the entire amount of the relevant Revolving Credit Commitments). Upon receipt of any such notice, the applicable Administrative Agent shall promptly communicate such request to the Lenders having Revolving Credit Commitments. If, within twenty (20) days following the giving of such notice by the applicable Administrative Agent, (i) at least one (1) Lender having Revolving Credit Commitments with respect to the Class that is being requested to increase its Revolving Credit Commitments approves such increase in writing indicating the amount by which it is willing to increase its Revolving Credit Commitment (the aggregate amount of Revolving Credit Commitments represented by all such approvals, the “Commitment Increase Amount”) and (ii) at least one (1) Lender having Revolving Credit Commitments with respect to the Class that is being requested to decrease its Revolving Credit Commitments approves such decrease in writing indicating the amount it is willing to decrease its Revolving Credit Commitment (the aggregate amount of Revolving Credit Commitments represented by all such approvals, the “Commitment Decrease Amount”), then, effective upon the satisfaction of the conditions in clause (b) below, such assigning Lenders shall assign to such assignee Lenders, on a pro rata basis in accordance with their respective Revolving Credit Commitments as in effect immediately prior to such assignment, an amount of their respective Revolving Credit Commitments in accordance with Section 13.6 in an aggregate amount equal to the lesser of (x) the Commitment Increase Amount and (y) the Commitment Decrease Amount; provided that all Obligations with respect to assigned Revolving Credit Commitments owing to each such assigning Lender shall be paid in full to such assigning Lenders by such assignee Lenders concurrently with such assignment.

(b)  Subject to the satisfaction of the conditions set forth in the next sentence, any adjustment provided for in this Section 2.16 and all corresponding assignments will be effective on the first Business Day of the fiscal quarter of Holdings (any such date, an “Adjustment Date”) following the expiry of said thirty-day notice period. Notwithstanding anything herein to the contrary, no adjustment (or corresponding assignment) of the Revolving Credit Commitments may be effective unless on the Adjustment Date, (i) immediately after giving effect to such adjustment, (A) the aggregate Revolving Credit Commitments does not exceed $350,000,000 and (B) if an adjustment of the US Letter of Credit Commitment or Canadian Letter of Credit Commitment is requested, the sum of the US Letter of Credit Commitment and the Canadian Letter of Credit Commitment does not exceed $100,000,000 in the aggregate, in each case as such amount may be reduced after giving effect to any permanent reduction of the Revolving Credit Commitments pursuant to Section 4.2 or 4.3; (ii)(A) the aggregate amount of the Lenders’ US Revolving Credit Exposures shall not exceed the difference of (x) US Total Revolving Credit Commitment minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the Canadian Total Revolving Credit Commitment pursuant to Section 2.1 and (B) the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures shall not exceed the difference of (x) Canadian Total Revolving Credit Commitment minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the US Total Revolving Credit Commitment pursuant to Section 2.1; and (iii) immediately prior to and after giving effect to such adjustment, the conditions set forth in Section 7.1 are satisfied (as if such adjustment were a Credit Event).

SECTION 3. Letters of Credit

3.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, (i) the US Borrower may request that the US Letter of Credit Issuer issue for the account of the US Borrower (or any Subsidiary of the US Borrower (except any Foreign Subsidiary with respect to which such issuance would violate applicable law) so long as the US Borrower is a joint and several co-applicant with respect thereto) a standby letter of credit or letters of credit denominated in Dollars (the “US Letters of Credit”), and (ii) each of the Canadian Borrower and the US Borrower may request that the Canadian Letter of Credit Issuer issue for the account of the Canadian Borrower or US Borrower, as applicable (or any Subsidiary of the Canadian Borrower or US Borrower, as applicable (except any Foreign Subsidiary with respect to which such issuance would violate applicable law), so long as the applicable Borrower is a joint and several co-applicant with respect thereto), with respect to the Canadian Borrower, a standby letter of credit or letters of credit denominated in Canadian Dollars or Dollars and with respect to the US Borrower, a standby letter of credit or letters of credit denominated in Dollars (all such letters of credit issued by the Canadian Letter of Credit Issuer, the “Canadian Letters of Credit” and, together with the US Letters of Credit, the “Letters of Credit” and each a “Letter of Credit”) in such form as may be approved by the US Letter of Credit Issuer or the Canadian Letter of Credit Issuer, as the case may be, in its reasonable discretion.

(b)  Notwithstanding the foregoing, (i) no US Letter of Credit shall be issued the Stated Amount of which, when added to the US Letters of Credit Outstanding at such time, would exceed the US Letter of Credit Commitment then in effect; (ii) no US Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time to exceed the difference between (x) the US Total Revolving Credit Commitment then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the Canadian Total Revolving Credit Commitment pursuant to Section 2.1; (iii) no Canadian Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Dollar Equivalent of the Canadian Letters of Credit Outstanding at such time, would exceed the Canadian Letter of Credit Commitment then in effect; (iv) no Canadian Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which would cause the aggregate amount of the Canadian Revolving Credit Exposure at such time to exceed the difference between (x) the Canadian Total Revolving Credit Commitment minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the US Total Revolving Credit Commitment pursuant to Section 2.1; (v) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent or the Canadian Administrative Agent, as applicable, and the applicable Letter of Credit Issuer; provided that any Letter of Credit may, upon request of the US Borrower or the Canadian Borrower, as the case may be, provide for the automatic renewal thereof for additional consecutive periods of one year or less (which in no event shall extend beyond the L/C Maturity Date), subject to any conditions specified in such Letter of Credit, and provided further that in no event shall such expiration date occur later than the L/C Maturity Date; (vi) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from the US Borrower, the Canadian Borrower or any Lender or the Administrative Agent stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c)  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the US Letter of Credit Issuer or to the Canadian Administrative Agent and the Canadian Letter of Credit Issuer, as applicable (which notice the applicable Administrative Agent shall promptly transmit to each of the applicable Lenders), the US Borrower and the Canadian Borrower, as the case may be, shall have the right, on any day, permanently to terminate or reduce the US Letter of Credit Commitment or the Canadian Letter of Credit Commitment, in each case in whole or in part; provided that, after giving effect to such termination or reduction, the US Letters of Credit Outstanding shall not exceed the US Letter of Credit Commitment and the Dollar Equivalent of the Canadian Letters of Credit Outstanding shall not exceed the Canadian Letter of Credit Commitment, as applicable.

(d)  The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers.

3.2. Letter of Credit Requests. (a)   Whenever the US Borrower desires that a US Letter of Credit be issued for its account or for the account of any of its Subsidiaries, it shall give the Administrative Agent and the US Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each such notice shall be executed by the US Borrower and shall be in the form of Exhibit E-1 (each a “US Letter of Credit Request”).

(b)  Whenever the Canadian Borrower desires that a Canadian Letter of Credit be issued for its account or for the account of any of its Subsidiaries, it shall give the Canadian Administrative Agent and the Canadian Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Canadian Administrative Agent and the Canadian Letter of Credit Issuer) Business Days’ written notice thereof. Each such notice shall be executed by the Canadian Borrower and shall be in the form of Exhibit E-2 (each a “Canadian Letter of Credit Request”).

(c)  The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the US Borrower or the Canadian Borrower, as the case may be, that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3. Letter of Credit Participations. (a)   Immediately upon the issuance by the US Letter of Credit Issuer of any US Letter of Credit, the US Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a US Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, a “US L/C Participant”), and each such US L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the US Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “US L/C Participation”), to the extent of such US L/C Participant’s US Revolving Credit Commitment Percentage in such US Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the US Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b)  Immediately upon the issuance by the Canadian Letter of Credit Issuer of any Canadian Letter of Credit, the Canadian Letter of Credit Issuer shall be deemed to have sold and transferred to each other Canadian Lender (each such other Lender, in its capacity under this Section 3.3, a “Cdn L/C Participant”), and each such Cdn L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Canadian Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “Cdn L/C Participation”), to the extent of such Cdn L/C Participant’s Canadian Revolving Credit Commitment Percentage in such Canadian Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Canadian Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(c)  US Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the US L/C Participants as provided in Section 4.1(b), and Canadian Letter of Credit Fees will be paid directly to the Canadian Administrative Agent for the ratable account of the Cdn L/C Participants as provided in Section 4.1(d). The US L/C Participants shall have no right to receive any portion of any US L/C Fronting Fees, and the Cdn L/C Participants shall have no right to receive any portion of any Canadian L/C Fronting Fees.

(d)  In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the applicable L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

(e)  In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the US Borrower or the Canadian Borrower, as applicable, shall not have repaid such amount in full to the relevant Letter of Credit Issuer pursuant to Section 3.4(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent or the Canadian Administrative Agent, as applicable, and each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars or Canadian Dollars, as applicable, and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by such relevant Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the relevant Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate, in the case of any amount for the account of the US Letter of Credit Issuer, or the rate reasonably determined by the Canadian Letter of Credit Issuer to be the cost to it of funding the payment under the applicable Letter of Credit issued by it, in the case of any amount for the account of the Canadian Letter of Credit Issuer. The failure of any L/C Participant to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(f)  Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent or the Canadian Administrative Agent, as applicable, has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (e) above, such Letter of Credit Issuer shall pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, and the Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars or Canadian Dollars, as applicable, and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all applicable L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(g)  The obligations of the L/C Participants to make payments to the Administrative Agent or the Canadian Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)  any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)  the existence of any claim, set-off, defense or other right that either Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Canadian Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the US Borrower or the Canadian Borrower, as applicable, and the beneficiary named in any such Letter of Credit);

(iii)  any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)  the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent or the Canadian Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.4. Agreement to Repay Letter of Credit Drawings. (a)  The US Borrower and the Canadian Borrower hereby agree to reimburse the relevant Letter of Credit Issuer, by making payment in the currency in which the relevant Letter of Credit was denominated to the Administrative Agent (in the case of reimbursement made by the US Borrower) or the Canadian Administrative Agent (in the case of reimbursement made by the Canadian Borrower) in immediately available funds for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time (in the case of the US Letter of Credit Issuer) or the Applicable ABR Margin plus the Canadian Prime Rate as in effect from time to time (in the case of the Canadian Letter of Credit Issuer); provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the US Borrower (or the Canadian Borrower) shall have notified the Administrative Agent (or the Canadian Administrative Agent) and the relevant Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the Business Day next following the date of such drawing that the US Borrower or the Canadian Borrower, as the case may be, intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the US Borrower or the Canadian Borrower, as the case may be, shall be deemed to have given a Notice of Borrowing requesting that, (A) with respect to US Letters of Credit, the Lenders with US Revolving Credit Commitments make US Revolving Credit Loans (which shall be ABR Loans) and (B) with respect to Canadian Letters of Credit, the Lenders with Canadian Revolving Credit Commitments make Canadian Revolving Credit Loans (which shall be Canadian Prime Rate Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent or the Canadian Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the US Borrower or the Canadian Borrower, as applicable, in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent or the Canadian Administrative Agent, as applicable. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent or the Canadian Administrative Agent, as applicable, shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing.

(b)  The obligations of the US Borrower and the Canadian Borrower under this Section to reimburse the relevant Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the US Borrower, the Canadian Borrower or any other Person may have or have had against such Letter of Credit Issuer, the Administrative Agent, the Canadian Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that neither the US Borrower nor the Canadian Borrower shall be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.5. Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by a Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on such Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s

L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the US Borrower or the Canadian Borrower, as applicable, by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to US Letters of Credit) and to the Canadian Administrative Agent (with respect to Canadian Letters of Credit)), the US Borrower or the Canadian Borrower, as applicable, shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that a Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the US Borrower or the Canadian Borrower, as applicable, by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to US Letters of Credit) and to the Canadian Administrative Agent (with respect to Canadian Letters of Credit)) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the US Borrower or the Canadian Borrower, as applicable, absent clearly demonstrable error.

3.6. Successor Letter of Credit Issuer. Any Letter of Credit Issuer may resign as Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Canadian Administrative Agent, the Lenders and the Borrowers. If the US Letter of Credit Issuer shall resign as US Letter of Credit Issuer under this Agreement, then the US Borrower shall appoint from among the Lenders with US Revolving Credit Commitments a successor issuer of US Letters of Credit that is willing so to act, whereupon such successor issuer shall succeed to the rights, powers and duties of the US Letter of Credit Issuer, and the term “US Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the US Borrower shall pay to the resigning US Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (f). The acceptance of any appointment as the US Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the US Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous US Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it from and after such date. If the Canadian Letter of Credit Issuer shall resign as Canadian Letter of Credit Issuer under this Agreement, then the Canadian Borrower shall appoint from among the Canadian Lenders a successor issuer of Canadian Letters of Credit that is willing so to act, whereupon such successor issuer shall succeed to the rights, powers and duties of the Canadian Letter of Credit Issuer, and the term “Canadian Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Canadian Borrower shall pay to the resigning

Canadian Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(e) and (f). The acceptance of any appointment as the Canadian Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Canadian Borrower and the Canadian Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Canadian Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it from and after such date. After the resignation of any Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer’s resignation as a Letter of Credit Issuer, the provisions of this Agreement relating to such Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was a Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4. Fees; Commitments

4.1. Fees. (a)   (i)   The US Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a US Revolving Credit Commitment (in each case pro rata according to the respective US Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable quarterly in arrears (x) on the last Business Day of each fiscal quarter of the US Borrower and (y) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available US Commitment in effect on such day.

(ii)  The Canadian Borrower agrees to pay to the Canadian Administrative Agent in Dollars for the account of each Canadian Lender with a Canadian Revolving Credit Commitment (in each case pro rata according to the respective applicable Canadian Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable quarterly in arrears (x) on the last Business Day of each fiscal quarter of the Canadian Borrower and (y) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Canadian Commitment in effect on such day.

(iii)  Notwithstanding the foregoing, neither the US Borrower nor the Canadian Borrower shall be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b)  The US Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders having a US Revolving Credit Commitment (pro rata on the basis of their respective US Letter of Credit Exposure), a fee in respect of each US Letter of Credit (the “US Letter of Credit Fee”), for the period from and including the date of issuance of such US Letter of Credit to but excluding the termination date of such US Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such US Letter of Credit. Such US Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the US Borrower and on the date upon which the US Total Revolving Credit Commitment terminates and the US Letters of Credit Outstanding shall have been reduced to zero.

(c)  The US Borrower agrees to pay to the Administrative Agent in Dollars for the account of the US Letter of Credit Issuer a fee in respect of each US Letter of Credit issued by it (the “US L/C Fronting Fee”), for the period from and including the date of issuance of such US Letter of Credit to but excluding the termination date of such US Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such US Letter of Credit. Such US L/C Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the US Borrower and on the date upon which the US Total Revolving Credit Commitment terminates and the US Letters of Credit Outstanding shall have been reduced to zero.

(d)  The Canadian Borrower agrees to pay to the Canadian Administrative Agent in Canadian Dollars for the account of the Canadian Lenders pro rata on the basis of their respective Canadian Letter of Credit Exposure, a fee in respect of each Canadian Letter of Credit (the “Canadian Letter of Credit Fee”), for the period from and including the date of issuance of such Canadian Letter of Credit to but excluding the termination date of such Canadian Letter of Credit computed at the per annum rate for each day equal to the Applicable Stamping Fee for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Canadian Letter of Credit. Such Canadian Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Canadian Borrower and on the date upon which the Canadian Total Revolving Credit Commitment terminates and the Canadian Letters of Credit Outstanding shall have been reduced to zero.

(e)  The Canadian Borrower agrees to pay to the Canadian Administrative Agent in Canadian Dollars for the account of the Canadian Letter of Credit Issuer a fee in respect of each Canadian Letter of Credit issued by it (the “Canadian L/C Fronting Fee”), for the period from and including the date of issuance of such Canadian Letter of Credit to but excluding the termination date of such Canadian Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Canadian Letter of Credit. Such Canadian L/C Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Canadian Borrower and on the date upon which the Canadian Total Revolving Credit Commitment terminates and the Canadian Letters of Credit Outstanding shall have been reduced to zero.

(f)  Each of the US Borrower and the Canadian Borrower agrees to pay directly to the applicable Letter of Credit Issuer in Dollars (in the case of payments to the US Letter of Credit Issuer) or Canadian Dollars (in the case of payments to the Canadian Letter of Credit Issuer) upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it in such amount as the applicable Letter of Credit Issuer and the applicable Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(g)  The Borrowers agree to pay to the Administrative Agent all fees required to be paid pursuant to the Agency Fee Letter dated February 9, 2005, as amended.

4.2. Voluntary Reduction of Revolving Credit Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the applicable Administrative Agent at such Administrative Agent’s Office (which notice such Administrative Agent shall promptly transmit to each of the Lenders), the applicable Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the US Revolving Credit Commitment or the Canadian Revolving Credit Commitment, as the case may be, of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, (i) the aggregate amount of the Lenders’ US Revolving Credit Exposures shall not exceed the difference of (x) US Total Revolving Credit Commitment minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the Canadian Total Revolving Credit Commitment pursuant to Section 2.1 and (ii) the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures shall not exceed the difference of (x) Canadian Total Revolving Credit Commitment minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the US Total Revolving Credit Commitment pursuant to Section 2.1.

4.3. Mandatory Termination of Commitments. (a)  The US Term Loan Commitments and the Canadian Term Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Closing Date.

(b)  The US Total Revolving Credit Commitment and the Canadian Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

(c)  The US Swingline Commitment and the Canadian Swingline Commitment shall equal zero at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(d)  (i) The US Letter of Credit Commitment and the Canadian Letter of Credit Commitment shall equal zero at 5:00 p.m. (New York time) on the L/C Maturity Date.

(e)  If any prepayment of Term Loans would otherwise be required pursuant to Section 5.2(a) but cannot be made because there are no Term Loans outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Loans, then, on the date that such prepayment is required, the Revolving Credit Commitments shall be permanently reduced by an aggregate amount equal to the amount of the required prepayment, or the excess of such amount over the outstanding amount of Term Loans, as the case may be, and the US

Borrower and the Canadian Borrower shall comply with Section 5.2(b) after giving effect to such reduction.

SECTION 5. Payments

5.1. Voluntary Prepayments. The US Borrower shall have the right to prepay Term Loans, US Revolving Credit Loans, Canadian Revolving Credit Loans and Swingline Loans made to it, and the Canadian Borrower shall have the right to prepay Term Loans, Canadian Revolving Credit Loans and Swingline Loans made to it, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the applicable Borrower shall give the Administrative Agent and the Canadian Administrative Agent at the applicable Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of BA Loans and LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by such Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans (other than Revolving Credit Loans that are ABR Loans, Cdn ABR Loans or Canadian Prime Loans), 10:00 a.m. (New York time) one Business Day prior to, (ii) in the case of Revolving Credit Loans that are ABR Loans, Cdn ABR Loans or Canadian Prime Loans, 10:00 a.m. on the same day as, or (iii) in the case of Swingline Loans, 12:00 noon (New York time) on the same day as, the date of such prepayment and shall promptly be transmitted by the Administrative Agent or the Canadian Administrative Agent, as applicable, to each of the relevant Lenders or either Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $100,000 or C$100,000, as the case may be, and in an aggregate principal amount of at least $1,000,000 or C$1,000,000, as the case may be, and each partial prepayment of Swingline Loans shall be in a multiple of $10,000 (in the case of Swingline Loans denominated in Dollars) and C$10,000 (in the case of Swingline Loans denominated in Canadian Dollars) and in an aggregate principal amount of at least $100,000 (in the case of Swingline Loans denominated in Dollars) and C$100,000 (in the case of Swingline Loans denominated in Canadian Dollars); provided that no partial prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Term Loans or Revolving Credit Loans and; (c) any prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the US Borrower or the Canadian Borrower, as the case may be, with the applicable provisions of Section 2.11 and (d) BA Loans may not be repaid on any day other than the last day of an Interest Period applicable thereto except as may be otherwise provided in this Agreement. Each prepayment in respect of US Term Loans pursuant to this Section 5.1 shall be (a) applied to US Term Loans in such manner as the US Borrower may determine and (b) applied to reduce US Term Loan Repayment Amounts in such order as the US Borrower may determine. Each prepayment in respect of Canadian Term Loans pursuant to this Section 5.1 shall be (a) applied to Canadian Term Loans in such manner as the Canadian Borrower may determine and (b) applied to reduce Canadian Term Loan Repayment Amounts in such order as the Canadian Borrower may determine. At the applicable Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

5.2. Mandatory Prepayments. (a)   Term Loan Prepayments. (i)   On each occasion that a Prepayment Event occurs, the Borrowers shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event, prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.

(ii)  Not later than the date that is ninety days after the last day of any fiscal year (commencing with the fiscal year ending December 31, 2005), the Borrowers shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year (provided that such percentage shall be reduced to 25% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is less than 5.00 to 1.00, and provided further that such percentage shall be reduced to 0% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is less than 4.00 to 1.00), minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(b)  Repayment of Revolving Credit Loans.

(i)  Aggregate US Revolving Credit Outstandings. If on any date the aggregate amount of the Lenders’ US Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate US Revolving Credit Outstandings”) exceeds the difference of (x) 100% of the US Total Revolving Credit Commitment as then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the Canadian Total Revolving Credit Commitment pursuant to Section 2.1, the US Borrower shall forthwith repay on such date the principal amount of US Swingline Loans and, after all US Swingline Loans have been paid in full, US Revolving Credit Loans in an aggregate amount for all such repayments equal to such excess. If, after giving effect to the prepayment of all outstanding US Swingline Loans and US Revolving Credit Loans, the Aggregate US Revolving Credit Outstandings exceed the difference of (x) the US Total Revolving Credit Commitment then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the Canadian Total Revolving Credit Commitment pursuant to Section 2.1, the US Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the US Borrower hereunder (including obligations in respect of US Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain Investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(ii)  Aggregate Canadian Revolving Credit Outstandings. If on any date the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Canadian Revolving Credit Outstandings”) exceeds the difference of (x) 103% of the Canadian Total Revolving Credit Commitment

as then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the US Total Revolving Credit Commitment pursuant to Section 2.1, each of the US Borrower and the Canadian Borrower, as the case may be, shall forthwith repay on such date the principal amount of Canadian Swingline Loans and, after all Canadian Swingline Loans have been paid in full, Canadian Revolving Credit Loans owing by each of them, respectively, in an aggregate amount for all such repayments equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Swingline Loans and Canadian Revolving Credit Loans (other than BA Loans), the Aggregate Canadian Revolving Credit Outstandings exceed the difference of (x) the Canadian Total Revolving Credit Commitment then in effect minus (y) the Receivables Reduction Amount, if applicable, to the extent such Receivables Reduction Amount has not been applied to reduce the US Total Revolving Credit Commitment pursuant to Section 2.1, the US Borrower and/or the Canadian Borrower, as the case may be, shall pay to the Canadian Administrative Agent an amount in cash equal to such excess and the Canadian Administrative Agent shall hold such payment for the benefit of the applicable Lenders as security for the obligations of the US Borrower and the Canadian Borrower hereunder (including obligations in respect of Canadian Letters of Credit Outstanding and BA Loans) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Canadian Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Canadian Administrative Agent, until the proceeds are applied to the secured obligations).

(c)  Application to Repayment Amounts. Subject to the terms of paragraph (i) below, each prepayment of Term Loans required by Section 5.2(a) shall be applied (i) in the case of any Asset Sale Prepayment Event, between the Term Loans in such manner as Holdings may determine; provided that following the making of any New Term Loans, the amount of any prepayment allocated by Holdings to any Series of New Term Loans shall not exceed the pro rata portion of such Series in relation to the aggregate principal amount of all Series of Term Loans; and (ii) in the case of any other prepayment of Term Loans required by Section 5.2(a), on a pro rata basis as between the US Term Loans and the Canadian Term Loans, in each case to reduce Repayment Amounts in such order as Holdings may determine up to an amount equal to the aggregate amount of the applicable Repayment Amounts required to be made by the Borrowers pursuant to Section 2.5(b) during the two year period immediately following the date of the prepayment (such amount being, the “Amortization Amount”); provided that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining Repayment Amounts pursuant to Section 2.5(b).

(d)  Application to Term Loans. With respect to each prepayment of US Term Loans and Canadian Term Loans required by Section 5.2(a), the Borrowers may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if LIBOR Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Term Loans, such Borrowing shall immediately be converted into ABR Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)  Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans elected by the US Borrower or the Canadian Borrower pursuant to Section 5.1 or required by Section 5.2(b), the US Borrower (on its own behalf and on behalf of the Canadian Borrower) may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the US Revolving Credit Loans or Canadian Revolving Credit Loans to be prepaid; provided that (v) LIBOR Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2(e) only (A) on the last day of an Interest Period applicable thereto unless all LIBOR Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full, or (B) if such LIBOR Revolving Credit Loans are cash collateralized in accordance with Section 5.2(f) in lieu of a payment being made in respect thereof; (w) BA Loans may be designated for prepayment pursuant to this Section 5.2(e) only (A) on the last day of an Interest Period applicable thereto, or (B) if such BA Loans are cash collateralized in accordance with Section 5.2(f) in lieu of a payment being made in respect thereof; (x) if any prepayment by the US Borrower or the Canadian Borrower, as the case may be, of LIBOR Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Dollar Equivalent of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Revolving Credit Loans, such Borrowing shall immediately be converted into Cdn ABR Loans or ABR Loans, as applicable; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender. In the absence of a designation by the US Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)  BA and LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any BA Loan or LIBOR Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower or the Canadian Borrower, as the case may be, at its option may deposit with the applicable Administrative Agent an amount equal to the amount of the BA Loan or LIBOR Loan to be prepaid and such BA Loan or LIBOR Loan, as the case may be, shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the applicable Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the applicable Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations; provided that the US Borrower or the Canadian Borrower, as the case may be, may at any time direct that, in the case of LIBOR Loans, such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)  Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds the Dollar Equivalent of $15,000,000 in the aggregate for all such Prepayment Events.

(h)  Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States or Canada, as applicable, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States or Canada, as applicable (the US Borrower and the Canadian Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the US Borrower (or the Canadian Borrower, as applicable) has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to Section 5.2(a), (x) the US Borrower or the Canadian Borrower, as the case may be, applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the US Borrower or the Canadian Borrower, as the case may be, rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Restricted Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

(i)  Limitation on Canadian Term Loan Mandatory Prepayments. Notwithstanding anything contained in this Section 5.2, the amount of all Canadian Term Loan Repayment Amounts required to be paid pursuant to Section 2.5(b)(ii) prior to the day that is one day after the fifth anniversary of the Closing Date and the amount of all prepayments of the Canadian Term Loans required to be made pursuant to the foregoing paragraphs of Section 5.2 shall not, in the aggregate, at any time prior to the day that is one day after the fifth anniversary of the Closing Date, exceed an amount equal to 25% of the initial principal amount of the Canadian Term Loans (the “Maximum Amount”); provided that the foregoing shall in no way preclude a Lender of Canadian Term Loans from receiving principal payments in excess of the foregoing amounts upon or in connection with any Event of Default. Any prepayment amount required to be made in respect of the Canadian Term Loans (or portion thereof) in excess of the Maximum Amount shall be reallocated to the prepayment of the US Term Loans (until repaid in full), and then to a repayment (on a pro rata basis) of the Revolving Credit Loans (without a corresponding reduction in the applicable Revolving Credit Commitments).

5.3. Method and Place of Payment. (a)   Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the US Borrower or the Canadian Borrower, as applicable, without set-off, counterclaim or deduction of any kind, to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer, the Canadian Letter of Credit Issuer or either Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made (i) in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent’s Office and (ii) in the case of amounts payable in a Canadian Dollars, in immediately available funds at the Canadian Administrative Agent’s Office. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of reimbursement obligations in respect of Letters of Credit, in the currency in which such Letter of Credit is denominated or (iii) in the case of any indemnification or expense reimbursement payment, in Dollars, except as otherwise expressly provided herein. The Administrative Agent or the Canadian Administrative Agent, as applicable, will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent or the Canadian Administrative Agent, as applicable, prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)  Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments. (a)   Subject to the following sentence, all payments made by or on behalf of the US Borrower and the Canadian Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent, the Canadian Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent, the Canadian Administrative Agent or any Lender as a result of its carrying on business or otherwise having a current or former connection between the Administrative Agent, the Canadian Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Canadian Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the US Borrower or the Canadian Borrower, as applicable, shall increase the amounts payable to the Administrative Agent, the Canadian Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent, the Canadian Administrative Agent or such Lender (after payment of all

Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the US Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-US Lender”) if such Lender fails to comply with the requirements of Section 5.4(b). Whenever any Non-Excluded Taxes are payable by the US Borrower or the Canadian Borrower, as the case may be, as promptly as possible thereafter, such Borrower shall send to the Administrative Agent or the Canadian Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Borrower showing payment thereof. If the US Borrower or the Canadian Borrower, as the case may be, fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Canadian Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Canadian Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, the Canadian Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  Each Non-US Lender (other than a Canadian Lender making Loans only to the Canadian Borrower) shall:

(i)  deliver to the US Borrower and the Administrative Agent on or before the date it becomes a party to this Agreement two copies of either (x) in the case of a Non-US Lender claiming exemption from US Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-US Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the US Borrower and is not a controlled foreign corporation related to the US Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, US Federal withholding tax on payments by the US Borrower under this Agreement;

(ii)  deliver to the US Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the US Borrower; and

(iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the US Borrower or the Administrative Agent;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the US Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to such Lender from which the related participation shall have been purchased.

(c)  None of the US Borrower, the Canadian Borrower (with respect solely to the Canadian Revolving Credit Loans, Canadian Letters of Credit and Canadian Swingline Loans) or any Guarantor (as to any payment made by it in respect of the obligations of either Borrower pursuant to Section 5.4(a)) shall be required to indemnify any Lender or Agent pursuant to Section 5.4(a), or to pay any additional amounts to any Lender or Agent pursuant to Section 5.4(a), in respect of any withholding tax to the extent that (i) the obligation to withhold amounts with respect to such withholding tax existed or would have applied to payments made by either Borrower to such Lender on the date such Lender or Agent became a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided, however, that this clause (c)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (c)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, (y) such assignment, participation or transfer had been requested by the US Borrower or the Canadian Borrower or (z) such assignment, participation or transfer had occurred following the occurrence of and during the continuance of an Event of Default pursuant to Section 11.1 or 11.5, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender or Participant to comply with the provisions of Section 5.4(b) above, (iii) any of the representations or certifications made by a Lender or Participant pursuant to Section 5.4(b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made or (iv) such Lender is treated as a conduit entity participating in a conduit financing arrangement within the meaning of Treasury regulations section 1.881-3 or any successor provision with respect to the Loans. The Canadian Borrower shall not be required to indemnify or pay additional amounts to a Lender or Agent in respect of Canadian taxes pursuant to Section 5.4(a) above to the extent that such Non-Excluded Taxes result from a failure by the Lender or Agent to comply with any certification, identification, information, documentation or other reporting requirement (collectively referred to in this Section 5.4(c) as a “Reporting Requirement”) if (i) compliance is required by law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of Non-Excluded Taxes, and (ii) the Canadian Borrower has first made written request to such Lender or Agent, as applicable, that such Lender or Agent comply with the particular Reporting Requirement (identified specifically in such request) and such Lender or Agent, as applicable, has not complied with such Reporting Requirement within 30 Business Days of such written request; provided, however that the Canadian Borrower shall not be relieved of its obligation to indemnify or pay additional amounts to a Lender or Agent (x) in respect of certain payments where the obligation to indemnify or pay additional amounts in respect of those payments arose prior to Canadian Borrower’s written request to such Lender or

Agent, as applicable, respecting such Reporting Requirement, (y) if, by reason of any change in any law, regulation, administrative practice or applicable tax treaty occurring after the date hereof, the Lender or Agent, as applicable, is unable to duly comply with such Reporting Requirement, or (z) to the extent that the additional payment or indemnity compensates such Lender or Agent for an amount to which such Lender or Agent would have been entitled to receive under Section 5.4(a) had such Lender or Agent, as applicable, complied with the Reporting Requirement.

(d)  If the US Borrower or the Canadian Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender, the Canadian Administrative Agent or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such taxes at such Borrower’s expense if so requested by such Borrower. If any Lender, the Canadian Administrative Agent or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the US Borrower or the Canadian Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Canadian Administrative Agent or Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, then the Lender, the Canadian Administrative Agent or the Administrative Agent, as the case may be, shall reimburse such Borrower for such amount (together with any interest received thereon) as the Lender, the Canadian Administrative Agent or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required; provided that the US Borrower or the Canadian Borrower, as the case may be, upon the request of the Administrative Agent, the Canadian Administrative Agent or such Lender, agrees to repay the amount paid over to the applicable Borrower to the Administrative Agent, the Canadian Administrative Agent or such Lender in the event the Administrative Agent, Canadian Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. A Lender, the Canadian Administrative Agent or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lenders, the Canadian Administrative Agent nor the Administrative Agent shall be obliged to disclose any information regarding their respective tax affairs or computations to the US Borrower or the Canadian Borrower in connection with this Section 5.4(d) or any other provision of this Section 5.4.

(e)  Notwithstanding Section 5.4(a), the Canadian Borrower shall not be required to indemnify or pay any additional amounts in respect of Canadian withholding tax imposed under Part XIII of the Tax Act applicable to any amount payable with respect to Canadian Revolving Credit Loans, Canadian Letters of Credit or Canadian Swingline Loans pursuant to Section 5.4(a) above to any Lender that is not a Canadian Resident for the purposes of the Tax Act, except if any such Loans were assigned, participated or transferred to such Lender at the request of the US Borrower or the Canadian Borrower or were assigned, participated or transferred to such Lender following the occurrence of and during the continuance of an Event of Default pursuant to Section 11.1 or 11.5.

5.5. Computations of Interest and Fees. (a)   Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. For purposes of the Interest Act (Canada), the annual rate of interest to which the interest rate payable under the preceding sentence is equivalent is equal to such interest rate, multiplied by the number of days in the year and divided by 360. Interest on (i) Canadian Prime Loans, (ii) ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate, (iii) Cdn ABR Loans in respect of which the rate of interest is calculated on the basis of the Canadian Administrative Agent’s reference rate and (iv) interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)  All Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a)  No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, neither the US Borrower nor the Canadian Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation. In particular, the Canadian Borrower shall not be obliged to pay any interest or other amounts which would result in the receipt by any Lender of interest on credit advanced at a rate in excess of the rate permitted under the Criminal Code (Canada). For purposes of this Section 5.6, “interest” and “credit advanced” have the meanings ascribed in the Criminal Code (Canada) and the “effective annual rate of interest” shall be calculated in accordance with generally accepted actuarial practices and principles.

(b)  Payment at Highest Lawful Rate. If either the US Borrower or the Canadian Borrower is not obliged to make a payment which it would otherwise be required to make as a result of Section 5.6(a), the US Borrower or the Canadian Borrower, as applicable, shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)  Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the US Borrower or the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, or would result in a receipt by that Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the US Borrower or the Canadian Borrower) or so result in a receipt by that Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)  firstly, by reducing the amount or rate of interest required to be paid by the US Borrower or the Canadian Borrower to the affected Lender under Section 2.8; and

(ii)  thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the US Borrower or the Canadian Borrower to the affected Lender where such amounts would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the US Borrower or the Canadian Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, or an amount in excess of the maximum permitted under the Criminal Code (Canada), then the US Borrower or the Canadian Borrower, as applicable, shall be entitled, by notice in writing to the Administrative Agent or the Canadian Administrative Agent, as applicable, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the US Borrower or the Canadian Borrower, as applicable. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding on the assumption, with respect to Canadian Borrowings, that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date.

SECTION 6. Conditions Precedent to Initial Credit Event

The initial Credit Event under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1. Credit Documents. The Administrative Agent, Canadian Administrative Agent or the Collateral Agent (as applicable) shall have received:

(a)  this Agreement, executed and delivered by a duly authorized officer of Holdings, the US Borrower, the Canadian Borrower, each Lender, the Canadian Administrative Agent and the US Administrative Agent;

(b)  each of the US Security Documents, comprised of:

(i)  US Guarantee, executed and delivered by a duly authorized officer of the US Borrower and each applicable Guarantor,

(ii)  the US Security Agreement, executed and delivered by a duly authorized officer of the US Borrower and each applicable Guarantor, and

(iii)  the US Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(c)  each of the Canadian Security Documents, comprised of:

(i)  each of the Canadian Guarantees, executed and delivered by a duly authorized officer of each applicable Guarantor,

(ii)  each of the Canadian Security Agreements, executed and delivered by a duly authorized officer of each grantor party thereto, and

(iii)  the Canadian Pledge Agreements, executed and delivered by a duly authorized officer of each grantor party thereto;

(d)  each of the Chilean Security Documents, comprised of:

(i)  the Chilean Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor, and

(ii)  the Chilean Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(e)  each of the Irish Security Documents, comprised of:

(i)  the Irish Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor,

(ii)  the Irish Debenture, executed and delivered by a duly authorized officer of each grantor party thereto, and

(iii)  the Irish Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(f)  each of the UK Security Documents, comprised of:

(i)  the UK Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor,

(ii)  the UK Debenture, executed and delivered by a duly authorized officer of each grantor party thereto, and

(iii)  the UK Pledge Agreements, executed and delivered by a duly authorized officer of each grantor party thereto, together with certified copies of the written resolutions of the board of directors of Masonite LP Limited, Premdor Limited, Bonlea Limited, Premdor Crosby Limited, Premdor U.K. Holdings Limited and Masonite Europe Limited amending the articles of association of such companies, which in each case is required to effect the pledges thereunder;

(g)  each of the Mexican Security Documents, comprised of:

(i)  the Mexican Guarantee, executed and delivered by a duly authorized officer of each applicable Guarantor,

(ii)  the Mexican Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto, and

(iii)  the Mexican Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(h)  the French Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto; and

(i)  a Mortgage in respect of each Mortgaged Property, executed and delivered by a duly authorized officer of each mortgagor party thereto and policies of title insurance together with such endorsements, coinsurance and reinsurance as the Administrative Agents may reasonably request and an opinion of local counsel.

6.2. Collateral. (a)   All outstanding equity interests in whatever form of (i) the US Borrower and the Canadian Borrower and (ii) each Restricted Subsidiary (in the case of this clause (ii) directly owned by or on behalf of any Credit Party) shall have been pledged pursuant to the Security Agreements (except that no more than 65% of the outstanding voting equity interests of any Foreign Subsidiary of a US Subsidiary shall be required to be pledged) and the Collateral Agent shall have received all certificates representing securities pledged under the Security Agreements to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)  All Indebtedness for borrowed money in excess of $5,000,000 of a Credit Party that is owing to any other Credit Party shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Security Documents, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c)  All documents and instruments, including Uniform Commercial Code, PPSA or other applicable personal or movable property and fixture security financing statements or filings required by law or reasonably requested by the Administrative Agent or Canadian Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the applicable Administrative Agent for filing, registration or recording.

(d)  Holdings shall have delivered to the Administrative Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer and the chief legal officer of Holdings, together with all attachments contemplated thereby and copies of UCC, PPSA, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state, province, territory and county jurisdictions in which any property of any Credit Party is located and the state, province, territory and county jurisdictions in which any Credit Party is organized or maintains its principal place of business, chief executive office or domicile and such other searches that the Administrative Agent or Canadian Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens).

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Simpson, Thacher & Bartlett LLP, special New York counsel to each Borrower and each other Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, (b) Osler, Hoskin & Harcourt LLP, special Canadian counsel for Holdings, the Canadian Borrower and each other Canadian Subsidiary Guarantor, in form and substance reasonably satisfactory to the Canadian Administrative Agent and (c) local and foreign counsel to the Credit Parties in certain jurisdictions as may be reasonably requested by the Canadian Administrative Agent and mutually agreed upon with the Canadian Borrower in form and substance satisfactory to the Canadian Administrative Agent. The US Borrower, the Canadian Borrower and the other Credit Parties hereby instruct such counsel to deliver such legal opinions.

6.4. Representations and Warranties; No Default. The Administrative Agent shall have received a certificate of an Authorized Officer of each Borrower, dated the Closing Date, certifying that (a) on the Closing Date, the representations and warranties made by such Borrowers in Section 8, as they relate to the Credit Parties at such time, are true and correct in all material respects (after giving effect to the Acquisition) and (b) after giving effect to the Credit Event on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and be continuing.

6.5. Senior Subordinated Loan Facility. The Borrowers shall have received gross proceeds of $770,000,000 (or such lesser amount sufficient, together with the Equity Contributions and the proceeds generated hereunder, to consummate the Transactions) from the advance of the Senior Subordinated Term Loans (and the terms and conditions of the Senior Subordinated Term Loans (including subordination, maturity, covenants, events of default, remedies and prepayment events) shall be reasonably satisfactory to the Administrative Agent), and the Administrative Agent shall have received the executed Acknowledgment of Subordination.

6.6. [Intentionally Omitted.]

6.7. Equity Contributions. The Rollover Equity Contribution and the KKR Equity Contribution shall have been made on terms and pursuant to documentation reasonably acceptable to the Administrative Agent.

6.8. Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, in the case of each Borrower substantially in the form of Exhibit F-1, and in the case of each other Credit Party, substantially in the form of Exhibit F-2, in each case with appropriate insertions, executed by a duly authorized officer or representative of such Credit Party and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.9 and 6.10.

6.9. Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or comparable governing body) of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the US Borrower and the Canadian Borrower, the extensions of credit contemplated hereunder.

6.10. Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.11. Fees. The Agents and the Lenders shall have received the fees in the amounts previously agreed in writing by the Borrowers and (as applicable) the Agents and such Lenders to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.12. Related Agreements. The Administrative Agent shall have received (a) a fully executed or conformed copy of the Acquisition Agreement, which shall be in full force and effect and (b) a fully executed copy of an amendment to the Receivables Purchase Facility deleting SunTrust Bank as “Agent” thereunder and appointing the Administrative Agent as “Agent” thereunder, in form and substance reasonably satisfactory to the Administrative Agent.

6.13. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the chief financial officer of Holdings in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, Holdings on a consolidated basis with its Subsidiaries is Solvent.

6.14. Governmental Authorizations and Consents. Each Credit Party shall have obtained all approval and authorizations of Governmental Authorities and all consents of other Persons, in each case that are necessary in connection with the Transactions and the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Acquisition and the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

6.15. Historical Financial Statements. The Lenders shall have received the Historical Audited Financial Statements and the Historical Unaudited Financial Statements.

6.16. Pro Forma Financial Statements. The Administrative Agent shall have received the Pro Forma Financial Statements, together with a certificate of the chief financial officer of Holdings to the effect that such statements accurately present the pro forma financial position of Holdings and its Subsidiaries in accordance with GAAP as of the date of the pro forma balance sheet forming part of the Pro Forma Financial Statements and for the period covered by the related pro forma income statement, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

6.17. Acquisition. Concurrently with the initial Credit Event made hereunder, the Acquisition shall have been consummated on terms and conditions reasonably satisfactory to the Agents.

6.18. Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by Holdings, each Borrower and each Material Subsidiary pursuant to Section 9.3 and, if applicable, the designation of the Administrative Agent, the Canadian Administrative Agent and the Collateral Agent, as applicable, as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder, such certificates to be in such form and contain such information as is specified in Section 9.3 (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate under the circumstances).

SECTION 7. Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Loans to repay Unpaid Drawings) and the obligation of each Letter of Credit Issuer to issue or renew or extend any Letter of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2. Notice of Borrowing; Letter of Credit Request. (a)   Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent (or, in the case of any Canadian Borrowing, the Canadian Administrative Agent) shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b)  Prior to the issuance of each Letter of Credit, the Administrative Agent or the Canadian Administrative Agent, as applicable, and the relevant Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a) or (b), as the case may be.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to the Administrative Agent or the Canadian Administrative Agent, as applicable, each Letter of Credit Issuer and each of the Lenders that all the applicable conditions specified above shall have been satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings, the US Borrower (in respect of itself and on its own behalf and to the extent such representations and warranties are applicable to it) and the Canadian Borrower (in respect of itself and on its own behalf and to the extent such representations and warranties are applicable to it) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1. Corporate Status. Holdings, the US Borrower, the Canadian Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party (and, in the case of the Borrowers, to borrow hereunder). Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3. Authorization; No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Refinancing Notes Indentures and Exchange Notes Indentures), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Holdings, the Borrowers or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of Holdings, the Borrowers or any of the Restricted Subsidiaries.

8.4. Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, the US Borrower or the Canadian Borrower, threatened with respect to Holdings, the Borrowers or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof or of the proceeds of any drawing under any Letter of Credit will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. The execution, delivery and performance of the Acquisition Agreement or any Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. None of Holdings, the US Borrower or the Canadian Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure. (a)   None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the US Borrower, the Canadian Borrower, any of their respective Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b)  The projections and pro forma financial information contained in the information and data referred to in Section 8.8(a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9. Financial Statements; Financial Condition. The (a) unaudited historical consolidated financial information of the Predecessor Company and its Subsidiaries as set forth in the Confidential Information Memorandum, and (b) the Historical Audited Financial Statements, in each case present or will, when provided, present fairly in all material respects the consolidated financial position of Holdings or the Predecessor Company, as the case may be, at the respective dates of said information or statements and results of operations of the applicable

Person for the respective periods covered thereby. The financial statements referred to in clause (b) of the preceding sentence have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. As of the Closing Date, there has been no Closing Date Material Adverse Change since December 31, 2004. After the Closing Date, there has been no Material Adverse Change since December 31, 2004.

8.10. Tax Returns and Payments. Each of Holdings, the Borrowers and each of their respective Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) being contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect.

8.11. Compliance with ERISA. (a)   Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to Holdings, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of Holdings, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to Holdings, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has Holdings, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of Holdings, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Predecessor Company and its Subsidiaries contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of Holdings.

(b)  The Canadian Pension Plans are duly registered under all applicable pension benefits legislation; all material obligations of each Credit Party and its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, the Canadian Benefit Plans and the funding agreements therefor have been performed in accordance with the terms of such plans, applicable laws and regulations; there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; all contributions or premiums required to be made by any Credit Party and any of its Subsidiaries to the Canadian Pension Plans and the Canadian Benefit Plans have been made within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; all employee contributions to the Canadian Pension Plans and the Canadian Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; all reports and disclosures relating to the Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in accordance with applicable laws and regulations; no Credit Party has made any improper withdrawals, applications or transfers of, the assets of any of the Canadian Pension Plans or of the Canadian Benefit Plans, to the extent applicable; other than as disclosed in Schedule 8.11(b), there have been no partial terminations of any Canadian Pension Plan with a defined benefit provision; other than as disclosed in Schedule 8.11(b), none of the Canadian Pension Plans with a defined benefit provision is the result of, or has been subject to, the merger or consolidation of two or more registered pension plans or the funding media thereof; no amount is owing by any of the Canadian Pension Plans under the Tax Act; no Credit Party has any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans or the Canadian Benefit Plans is or could reasonably be expected to become the subject of an investigation, any other proceeding, an action or a claim other than a routine claim for benefits; except to the extent that a breach of any of the foregoing representations, warranties or agreements in this Section 8.11(b) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect, or relates to any matter disclosed in the financial statements of the Borrowers contained in the Confidential Information Memorandum. No Canadian Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(b), be reasonably likely to have a Material Adverse Effect.

8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of the US Borrower and the Canadian Borrower (and the direct and indirect ownership interest of the US Borrower and the Canadian Borrower, as applicable, therein), in each case existing on the Closing Date. To the knowledge of each of the US Borrower and the Canadian Borrower, after due inquiry, each Material Subsidiary as of Closing Date has been so designated on Schedule 8.12.

8.13. Patents, etc. Holdings, the Borrowers and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws. (a)  Except as could not reasonably be expected to have a Material Adverse Effect:  (i) Holdings, the Borrowers and each of their respective Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) none of Holdings, the Borrowers or any of their respective Subsidiaries, is subject to any Environmental

Claim or any other liability under any Environmental Law; (iii) none of Holdings, the Borrowers or any of their respective Subsidiaries are conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by Holdings, either Borrower or any of their respective Subsidiaries.

(b)  None of the Borrowers or any of the other Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15. Properties. (a)   The Borrowers and each of their respective Subsidiaries have good and marketable title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interests could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

8.16. Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, each of the US Borrower and the Canadian Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.17. Public Utility Holding Company Act. None of Holdings, the US Borrower or the Canadian Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 9. Affirmative Covenants

Holdings, the US Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) and the Canadian Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) hereby covenant and agree that on the Closing Date and thereafter, until the Commitments, the Swingline Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1. Information Covenants. Each of the US Borrower and the Canadian Borrower will furnish to each Lender and the Administrative Agent:

(a)  Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or the Ontario Securities Commission or delivered to the holders of the Refinancing Notes (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the

Refinancing Notes, on or before the date that is 120 days after the end of each such fiscal year), the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and containing a footnote to such financial statements that includes consolidating balance sheet, income statement and cash flow financial statement information for Holdings and its Subsidiaries, and certified by independent chartered accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Holdings or any of its Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and its Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)  Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Refinancing Notes with respect to each of the first three quarterly accounting periods in each fiscal year of Holdings and its Subsidiaries (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Refinancing Notes, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) Holdings and its Subsidiaries, as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, and containing a footnote to such financial statements that includes consolidating balance sheet, income statement and cash flow financial statement information for Holdings and its Subsidiaries, all of which shall be certified by an Authorized Officer of Holdings as fairly presenting the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis, subject to changes resulting from audit and normal year-end audit adjustments.

(c)  Budgets. Within 90 days after the commencement of each fiscal year of each Borrower, budgets of each Borrower in reasonable detail for such fiscal year as customarily prepared by management of such Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d)  Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of Holdings to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of Holdings setting forth in reasonable detail (x) Holdings calculation of the Excess Cash Flow for such fiscal year and (y) the Applicable Amount as at the end of the fiscal year to which such financial statements relate.

(e)  Certain Notices. Promptly after an authorized officer or any other senior officer of Holdings, the US Borrower, the Canadian Borrower or any of the other Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the US Borrower or the Canadian Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the US Borrower, the Canadian Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or Material Adverse Change, (iii) a default under Section 10.3 or 10.8 of the Senior Subordinated Loan Agreement or (iv) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or Material Adverse Change.

(f)  Environmental Matters. The Borrowers will promptly advise the Administrative Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)  Any pending or threatened Environmental Claim against the US Borrower, the Canadian Borrower or any of the other Subsidiaries or any Real Estate;

(ii)  Any condition or occurrence that (x) could reasonably be expected to result in noncompliance by the US Borrower, the Canadian Borrower or any of the other Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the US Borrower, the Canadian Borrower or any of the other Subsidiaries or any Real Estate;

(iii)  Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)  The conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the US Borrower, the Canadian Borrower or any of the other Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g)  Other Information. Promptly upon filing thereof, copies of any filings (including on Form 20-F or 6-K) or registration statements with, and reports to, the SEC, the Ontario Securities Commission or any analogous Government Authority in any relevant jurisdiction by Holdings, the US Borrower, the Canadian Borrower or any of their respective Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the US Borrower, the Canadian Borrower or any of their respective Subsidiaries shall send to the holders of any publicly issued debt of Parent, Holdings, the US Borrower, the Canadian Borrower and/or any of their respective Subsidiaries (including the Senior Subordinated Term Loans, any Refinancing Notes and any Exchange Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h)  Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the US Borrower, the Canadian Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of each Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2. Books, Records and Inspections. Holdings and the Borrowers will, and will cause each of their respective Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the US Borrower, the Canadian Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the US Borrower, the Canadian Borrower and any such Subsidiary and discuss the affairs, finances and accounts the US Borrower, the Canadian Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3. Maintenance of Insurance. Holdings and the Borrowers will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that Holdings, the US Borrower and the Canadian Borrower, as applicable, believe (in the good faith judgment of the management of Holdings, the US Borrower and the Canadian Borrower, as applicable,) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance (including flood insurance) in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4. Payment of Taxes. Holdings and the Borrowers will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to them, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of or the capital stock of the US Borrower, the Canadian Borrower or any of the Restricted Subsidiaries; provided that none of Holdings, the Borrowers or any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings, the US Borrower and the Canadian Borrower, as applicable) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5. Consolidated Corporate Franchises. Holdings and the Borrowers will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrowers and their respective Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, etc. Holdings and the Borrowers will, and will cause each of their Subsidiaries to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA; Canadian Benefit Matters. (a)   Promptly after Holdings or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, Holdings will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of Holdings setting forth details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified Holdings, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that Holdings, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that Holdings, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)  Promptly after Holdings or any Subsidiary thereof knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding) would be reasonably likely to have a Material Adverse Effect, Holdings will deliver to the Canadian Administrative Agent a certificate of an Authorized Officer or any other senior officer of Holdings setting forth details as to such occurrence and the action, if any, that Holdings or such Subsidiary is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Holdings, such Subsidiary, any Governmental Authority, a Canadian Pension Plan or Canadian Benefit Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan or Canadian Benefit Plan administrator with respect thereto: that an application is to be made to any Governmental Authority for a waiver or modification of the minimum funding requirements (including any required installment payments) or an extension of any amortization period under applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan; that a Canadian Pension Plan having an Unfunded Current Liability has been or is to be terminated or wound-up in whole or in part under applicable laws or regulations (including the giving of written notice thereof); that a Canadian Pension Plan has an Unfunded Current Liability that has or will result in a lien under applicable laws or regulations; that proceedings will be or have been instituted to terminate a Canadian Pension Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against Holdings or a Subsidiary thereof pursuant to applicable laws or regulations to collect a delinquent contribution to a Canadian Pension Plan or a Canadian Benefit Plan; that any Governmental Authority has notified Holdings or any Subsidiary thereof of its intention to appoint an administrator or other trustee to administer any Canadian Pension Plan or Canadian Benefit Plan; that Holdings or any Subsidiary thereof has failed to make a required contribution, installment or other payment pursuant to applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan; that any event has occurred in connection with a Canadian Pension Plan or Canadian Benefit Plan giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of Holdings or any Subsidiary thereof; or that Holdings or any Subsidiary thereof has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Canadian Pension Plan or Canadian Benefit Plan arising due to breach by Holdings or any Subsidiary thereof of their respective obligations pursuant to applicable laws or regulations.

9.8. Good Repair. Holdings and the Borrowers will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. Each of Holdings and the Borrowers will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than Holdings, either Borrower or its Restricted Subsidiaries) on terms that are substantially as favorable to Holdings, such Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to the Sponsor for management, consulting and financial services rendered to Holdings, the US Borrower, the Canadian Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsor for services rendered to Holdings, the US Borrower, the Canadian Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors (or comparable governing body) of Holdings, the US Borrower, the Canadian Borrower and the Subsidiaries, (c) transactions with Subsidiaries providing for the transfer of services, (d) transactions permitted by Section 10.6 and (e) investments by KKR Financial Corp. in securities of Holdings or any Restricted Subsidiary so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed outstanding issue amount of such class of securities.

9.10. End of Fiscal Years. Each of Holdings and the Borrowers will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each year; provided, however, that Holdings and the Borrowers may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors and Grantors. (a)  Except as set forth in Section 10.1(a)(x) or (a)(xi), each Borrower will cause (i) each of its direct or indirect wholly-owned US Subsidiaries (other than any Unrestricted Subsidiary or any US Subsidiary owned directly or indirectly by a Foreign Subsidiary of any US Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition), (ii) each of its wholly-owned Subsidiaries (other than any Unrestricted Subsidiary) that is not a

US Subsidiary on the date hereof but subsequently becomes a US Subsidiary (other than any Unrestricted Subsidiary or a US Subsidiary owned directly and indirectly by a Foreign Subsidiary of any US Subsidiary) and (iii) each of its immaterial wholly-owned US Subsidiaries listed on Schedule 1.1(d) (unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement or is directly or indirectly owned by any Foreign Subsidiary of any US Subsidiary) that becomes a Material Subsidiary, in each case to execute a supplement to each of the US Guarantee and the US Security Agreement in form and substance reasonably satisfactory to the Collateral Agent, in order to become a guarantor under the US Guarantee and a grantor under the US Security Agreement.

(b)  Except as set forth in Section 10.1(a)(x) or (a)(xi), the Canadian Borrower will cause (i) each direct or indirect wholly-owned Canadian Subsidiary of the Canadian Borrower (other than any Unrestricted Subsidiary and any Canadian Subsidiary directly or indirectly owned by any US Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) and (ii) each immaterial wholly-owned Canadian Subsidiary of the Canadian Borrower listed on Schedule 1.1(d) (unless such Canadian Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement or is directly or indirectly owned by any US Subsidiary) that becomes a Material Subsidiary, in each case to execute a Canadian Guarantee and the applicable Canadian Security Agreement (or a supplement thereto, as applicable) in form and substance reasonably satisfactory to the Canadian Administrative Agent, in order to become a guarantor under the Canadian Guarantee and a grantor under the applicable Canadian Security Agreement.

(c)  Except as set forth in Section 10.1(a)(x) or (a)(xi) and except to the extent the Canadian Borrower determines that it will result in material adverse tax or legal consequences or as the Canadian Administrative Agent and the Canadian Borrower shall otherwise mutually agree, the Canadian Borrower will cause (i) each direct or indirect wholly-owned Foreign Subsidiary that is a Material Subsidiary of the Canadian Borrower (other than any Canadian Subsidiary, any Unrestricted Subsidiary and any Foreign Subsidiary directly or indirectly owned by a US Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) and (ii) each immaterial wholly-owned Foreign Subsidiary (other than a Canadian Subsidiary) of the Canadian Borrower listed on Schedule 1.1(d) (unless such Foreign Subsidiary is designated an Unrestricted Subsidiary in accordance with the terms of this Agreement or is directly or indirectly owned by a US Subsidiary) that becomes a Material Subsidiary, in each case to execute Foreign Security Documents in form and substance reasonably satisfactory to the Canadian Administrative Agent, in order to become a Foreign Subsidiary Guarantor and a grantor under the applicable Foreign Security Agreements.

9.12. Pledges of Additional Stock and Evidence of Indebtedness. (a)   Except as set forth in Section 10.1(a)(x) or (a)(xi), the US Borrower will deliver, and, if applicable, will cause each US Subsidiary Guarantor to deliver, to the Collateral Agent for the ratable benefit of the Secured Parties, (i) all certificates representing the capital stock of each US Subsidiary (other than any Unrestricted Subsidiary or any US Subsidiary owned by a Foreign Subsidiary), each Minority Investment and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any Voting Stock representing in excess of 65% of the issued and outstanding Voting Stock in any Foreign Subsidiary) held directly by the US Borrower or such US Subsidiary Guarantor, in each case, formed or otherwise purchased or acquired after the date hereof, in each case together with a letter or schedule identifying such certificates in reasonable detail and otherwise reasonably satisfactory to the Administrative Agent, (ii) all promissory notes evidencing Indebtedness in excess of $5,000,000 received by the US Borrower or any of the US Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) or, if the obligor under such Indebtedness is not a Guarantor, Section 10.4(c), in each case together with a letter or schedule identifying such promissory notes in reasonable detail and otherwise reasonably satisfactory to the Administrative Agent and (iii) any global promissory notes executed after the date hereof evidencing Indebtedness in excess of $5,000,000 of the US Borrower, each Subsidiary and each Minority Investment that is owing to the US Borrower or any US Subsidiary Guarantor, in each case together with a letter or schedule identifying such promissory notes in reasonable detail and otherwise reasonably satisfactory to the Administrative Agent.

(b)  Except as set forth in Section 10.1(a)(x) or (a)(xi), the Canadian Borrower will deliver, and, if applicable, will cause each of its Subsidiaries that is a Subsidiary Guarantor to deliver, to the Collateral Agent for the ratable benefit of the Secured Parties, (i) all certificates representing the capital stock of each direct Subsidiary of the Canadian Borrower or such Subsidiary Guarantor, in each case, formed or otherwise purchased or acquired after the date hereof, in each case together with a letter or schedule identifying such certificates in reasonable detail and otherwise reasonably satisfactory to the Canadian Administrative Agent (or supplements to then existing Foreign Pledge Agreements to the extent necessary or advisable under applicable law, in a form agreed between the Canadian Borrower and the Canadian Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Canadian Security Documents and then existing Foreign Security Documents) and (ii) all promissory notes evidencing Indebtedness with a Dollar Equivalent in excess of $5,000,000 received by any of the Canadian Subsidiary Guarantors or Foreign Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) or, if the obligor under such Indebtedness is not a Guarantor, Section 10.4(c), in each case together with a letter or schedule identifying such promissory notes in reasonable detail and otherwise reasonably satisfactory to the Canadian Administrative Agent (or supplements to then existing Foreign Pledge Agreements to the extent necessary or advisable under applicable law, in a form agreed between the Borrowers and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Canadian Security Documents and then existing Foreign Security Documents).

9.13. Use of Proceeds. The Borrowers will use the Letters of Credit and the proceeds of all Loans as follows:

(a)  The proceeds of the Term Loans will be used by the US Borrower and the Canadian Borrower, together with (i) the net proceeds of the Senior Subordinated Term Loans and (ii) the proceeds of the Equity Contribution, on the Closing Date solely to effect the Acquisition and the other Transactions and to pay Transaction Expenses.

(b)  Proceeds of Revolving Credit Loans and Swingline Loans will be used by the US Borrower and the Canadian Borrower (and their Subsidiaries, as applicable) after the Closing Date for general corporate purposes (including Permitted Acquisitions), and Letters of Credit will be used by the US Borrower and the Canadian Borrower (and their Subsidiaries, as applicable) for general corporate purposes.

9.14. Changes in Business. (a)  Holdings and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by Holdings and its Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

9.15. Further Assurances. (a)   Holdings and the Borrowers will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which either Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrowers and the Restricted Subsidiaries.

(b)  If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $5,000,000 are acquired by the US Borrower, the Canadian Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreements that become subject to the Lien of the applicable Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreements or any Mortgage, as the case may be, the applicable Borrower will notify the Administrative Agents and the Lenders thereof, and, if requested by either Administrative Agent or the Required Lenders, the applicable Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by either Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties. Any Mortgage delivered to the Administrative Agents in accordance with the preceding sentence shall, to the extent reasonably available, be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as either Administrative Agent may reasonably request and (y) an opinion of local counsel to the US Borrower or the Canadian Borrower, as the case may be (or in the event a Subsidiary of the US Borrower or the Canadian Borrower is the mortgagor, to such Subsidiary) in form and substance satisfactory to the Administrative Agents.

9.16. Maintenance of Rating of Facilities. The Borrowers will cause a senior secured credit rating with respect to the credit facilities hereunder from each of S&P and Moody’s to be available at all times until the last Maturity Date under this Agreement.

SECTION 10. Negative Covenants

Holdings, the US Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) and the Canadian Borrower (in respect of itself and on its own behalf and to the extent such covenants are applicable to it) hereby covenant and agree that on the Closing Date and thereafter, until the Commitments, the Swingline Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1. Limitation on Indebtedness. (a)  Holdings and the Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(i)  Indebtedness arising under the Credit Documents;

(ii)  Indebtedness of (x) Holdings and either Borrower to any of Holdings’ Subsidiaries and (y) subject to compliance with Section 10.5(g), any Subsidiary to Holdings or any Restricted Subsidiary;

(iii)  Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(iv)  except as provided in clauses (x) and (xi) below, subject to compliance with Section 10.5(g), Guarantee Obligations incurred by (x) Restricted Subsidiaries in respect of Indebtedness of Holdings or other Restricted Subsidiaries that is permitted to be incurred under this Agreement, (y) Holdings in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement and (z) either Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that no Guarantee (1) in respect of the Senior Subordinated Term Loans, the Refinancing Notes, the Exchange Notes or the Permitted Additional Notes shall be permitted unless such Guarantee is made by a Guarantor and such Guarantee is unsecured and, (2) in respect of the Senior Subordinated Term Loans, the Senior Subordinated Refinancing Notes, the Senior Subordinated Exchange Notes and the Permitted Additional Senior Subordinated Notes, is subordinated to the Guarantee by such Guarantor of the Obligations, in each case on terms at least as favorable to the Lenders as those contained in the Senior Subordinated Term Loans, the Refinancing Notes, the Exchange Notes or the Permitted Additional Notes, as applicable;

(v)  Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(vi)  (A) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures, (B) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks, (C) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (A) and (B) above; provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (C) shall not exceed $35,000,000 at any time outstanding, and (D) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A), (B) or

(C) above; provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith;

(vii)  Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof; provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(viii)  Indebtedness in respect of Hedge Agreements;

(ix)  [Intentionally Omitted];

(x)  (A) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by Holdings or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by Holdings or any Restricted Subsidiary (other than by any such person that so becomes a Restricted Subsidiary), (y) (1) the capital stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.12 and (2) such Person executes a supplement to each of the applicable Guarantee Agreement and the applicable Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Sections 9.11, 9.12 or 9.15 as applicable; provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (I) such Indebtedness and (II) all Indebtedness as to which the proviso to clause (xi)(A)(y) below then applies, and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(xi)  (A) Indebtedness of Holdings or any Restricted Subsidiary (including any Permitted Additional Notes) incurred to finance a Permitted Acquisition; provided that (x) except in the case of Permitted Additional Notes, such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the

“acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, subject to compliance with Section 10.5(g), by Holdings and (y)(1) Holdings or the relevant Restricted Subsidiary pledges the capital stock of such acquired Person to the Collateral Agent to the extent required under Section 9.12 and (2) such acquired Person executes a supplement to the applicable Guarantee Agreement and the applicable Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent or the Canadian Administrative Agent, as applicable) to the extent required under Sections 9.11, 9.12 or 9.15 as applicable; provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (I) such Indebtedness and (II) all Indebtedness as to which the proviso to clause (x)(A)(y) above then applies, and (B) any refinancing, refunding, renewal or extension of any such Indebtedness; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(xii)  Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xiii)  (A) additional Indebtedness and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (xiii) shall not at any time exceed $125,000,000;

(xiv)  Indebtedness in respect of (A) the Senior Subordinated Loan Facility (including the Exchange Notes), provided that the aggregate outstanding principal amount of such Indebtedness shall not, at any time, exceed $770,000,000 except as a result of the capitalization of amounts, if any, of any default interest on the Senior Subordinated Term Loans (or Exchange Notes), (B) the Refinancing Notes, provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the principal amount of the Senior Subordinated Loan Facility (including the Exchange Notes) refinanced thereby and the accrued and unpaid interest on such principal amount at the time of such refinancing, and (C) Permitted Additional Notes to the extent that the Net Cash Proceeds from the issuance of such Permitted Additional Notes are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2; provided that the aggregate principal amount of Senior Exchange Notes and Senior Refinancing Notes shall not exceed $400,000,000;

(xv)  Indebtedness in respect of Receivables Transactions (other than Exempt Receivables Transactions), so long as the aggregate amount thereof does not exceed, at any time outstanding, the greater of (x) $250,000,000 and (y) 67% of the aggregate amount of accounts receivable of Holdings and its Restricted Subsidiaries; and

(xvi)  Indebtedness in respect of Exempt Receivables Transactions.

(b)  Neither Holdings nor the Borrowers will issue any preferred stock or other preferred equity interests other than (with respect to Holdings) Qualified PIK Securities.

10.2. Limitation on Liens. Holdings and the Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, movable or immovable, tangible or intangible) of any Credit Party or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)  Liens arising under the Credit Documents;

(b)  Permitted Liens;

(c)  Liens securing Indebtedness permitted pursuant to Section 10.1(a)(vi); provided that such Liens attach at all times only to the assets so financed;

(d)  Liens existing on the date hereof and listed on Schedule 10.2;

(e)  the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f)  Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(a)(x); provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)  (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of Holdings or any Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount incurred pursuant to Section 10.1(a)(xi) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of Holdings or any Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount;

(h)  Liens on accounts receivable and related property sold pursuant to Receivables Transactions (other than Exempt Receivables Transactions), so long as the aggregate amount thereof does not exceed, at any time outstanding, the greater of (x) $250,000,000 and (y) 67% of the aggregate amount of accounts receivable of Holdings and its Restricted Subsidiaries;

(i)  Liens on accounts receivable and related property sold pursuant to Exempt Receivables Transactions; and

(j)  additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50,000,000 at any time outstanding.

10.3. Limitation on Fundamental Changes. Except as permitted by Section 10.4, 10.5 or 10.6, Holdings and the Borrowers will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)  any Subsidiary of the US Borrower or any other Person may be merged or consolidated with or into the US Borrower; provided that (i) the US Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the US Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the US Borrower or such Person, as the case may be, being herein referred to as the “Successor US Borrower”), (ii) the Successor US Borrower (if other than the US Borrower) shall expressly assume all the obligations of the US Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) Holdings shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10 as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v)  Holdings, the Canadian Borrower and each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Guarantee confirmed that its Guarantee shall apply to the Successor US Borrower’s obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreements confirmed that its obligations thereunder shall apply to the Successor US Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor US Borrower’s obligations under this Agreement, and (viii) the US Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement and (y) all necessary National Security Laws information relating to the Successor US Borrower; provided further that if the foregoing are satisfied, the Successor US Borrower (if other than the US Borrower) will succeed to, and be substituted for, the US Borrower under this Agreement;

(b)  any Subsidiary of the Canadian Borrower or any other Person may be merged, amalgamated or consolidated with or into the Canadian Borrower; provided that (i) the Canadian Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Canadian Borrower) shall be a corporation organized or existing under the laws of Canada or any province thereof (the Canadian Borrower or such Person, as the case may be, being herein referred to as the “Successor Canadian Borrower”), (ii) the Successor Canadian Borrower (if other than the Canadian Borrower) shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) Holdings shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10 as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) Holdings, the US Borrower and each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Guarantee confirmed that its Guarantee shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Security Document confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, and (viii) the Canadian Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation, such supplement to this Agreement or any Security Document and such amendment or restatement to any applicable Mortgage, as the case may be, comply with this Agreement and (y) all necessary National Security Laws information relating to the Successor Canadian Borrower; provided further that if the foregoing are satisfied, the Successor Canadian Borrower (if other than the Canadian Borrower) will succeed to, and be substituted for, the Canadian Borrower under this Agreement;

(c)  any Subsidiary of either Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of either Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the relevant Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more US Subsidiary Guarantors, Canadian Subsidiary Guarantors and/or Foreign Subsidiary Guarantors, as the case may be, a US Subsidiary Guarantor, Canadian Subsidiary Guarantor and/or Foreign Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a US Subsidiary Guarantor, Canadian Subsidiary Guarantor or Foreign Subsidiary Guarantor, as the case may be)

shall execute a supplement to the applicable Guarantee Agreement and the Security Agreements and any applicable Mortgage or the analogous Security Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent, in order to become a Subsidiary Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) Holdings shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10 as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the US Borrower or the Canadian Borrower, as applicable, shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(d)  any Restricted Subsidiary that is not a Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Holdings, a Borrower, a Subsidiary Guarantor or any other Restricted Subsidiary, subject to compliance with Section 10.5(g);

(e)  any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Holdings, either Borrower or any other Guarantor; and

(f)  any Restricted Subsidiary (other than either Borrower) may liquidate or dissolve if (x) Holdings determines in good faith that such liquidation or dissolution is in the best interests of such Restricted Subsidiary or Holdings and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

10.4. Limitation on Sale of Assets. Holdings and the Borrowers will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of Holdings or a Restricted Subsidiary) or (ii) sell to any Person (other than a Guarantor) any shares owned by it of any Restricted Subsidiary’s capital stock, except that:

(a)  Holdings and its Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b)  Holdings and its Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair market value; provided that (i) the total non-cash consideration received since the Closing Date in respect of sales, transfers and dispositions for which less than 50% of such consideration consisted of cash shall not exceed

$150,000,000, (ii) any non-cash proceeds received are pledged to the applicable Administrative Agent to the extent required under Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), Holdings shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10 as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c)  Holdings and its Restricted Subsidiaries may make sales of assets to Holdings or to any Restricted Subsidiary; provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors (i)  such sale, transfer or disposition shall be for consideration that is substantially as favorable to Holdings or such Restricted Subsidiary as it could obtain in a comparable arm’s-length transaction with a willing buyer that is not an Affiliate, (ii) the total non-cash consideration received since the Closing Date in respect of such sales, transfers and dispositions for which less than 50% of such consideration consisted of cash shall not exceed $150,000,000 and (iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12;

(d)  any Restricted Subsidiary may effect any transaction permitted by Section 10.3 or 10.5;

(e)  in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, Holdings and its Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to Receivables Transactions (other than Exempt Receivables Transactions) so long as the aggregate amount thereof does not exceed, at any time outstanding, the greater of (x) $250,000,000 and (y) 67% of the aggregate amount of accounts receivable of Holdings and its Restricted Subsidiaries;

(f)  Holdings and its Restricted Subsidiaries may sell or transfer accounts receivable and related property pursuant to Exempt Receivables Transactions; and

(g)  Holdings and its Restricted Subsidiaries may lease, or sub-lease, any real property or personal property in the ordinary course of business.

10.5. Limitation on Investments. Holdings and the Borrowers will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital or asset contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a)  extensions of trade credit and asset purchases in the ordinary course of business;

(b)  Permitted Investments;

(c)  loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries (i) for reasonable and customary business-related travel expenses and (ii) for additional purposes in an aggregate principal amount at any time outstanding under this clause (ii) (determined without regard to any write-downs or write-offs of such loans or advances) not exceeding $25,000,000;

(d)  Investments existing on the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof except to the extent otherwise permitted hereunder;

(e)  Investments received in connection with the bankruptcy, insolvency or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(f)  Investments to the extent that payment for such Investments is made solely with capital stock of Holdings;

(g)  Investments in (i) any Guarantor or either Borrower and (ii) Restricted Subsidiaries that are not Guarantors, in the case of this clause (g)(ii), in an aggregate amount not to exceed $25,000,000 plus the Applicable Amount at any time outstanding;

(h)  Investments constituting Permitted Acquisitions; provided that the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by Holdings or any Restricted Subsidiary in any Restricted Foreign Subsidiary, to the extent that such Restricted Foreign Subsidiary does not become a Subsidiary Guarantor pursuant to Section 9.11 and does not enter into the guarantee and collateral arrangements contemplated thereby, shall not exceed the Applicable Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made);

(i)  (i) Investments in Minority Investments and Unrestricted Subsidiaries and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, (A) in an amount that, at the time such Investment is made, would not exceed the sum of (x) the Applicable Amount at such time plus (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) and/or (B) in the case of clause (ii) only, in any amount, to the extent that (x) such joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by Holdings or a Restricted Subsidiary, and (y) the ability of Holdings and/or one or more Restricted Subsidiaries to receive cash flows attributable to its interest therein substantially as they would if they directly owned such asset or portion thereof is not prohibited by contract, applicable law or otherwise;

(j)  Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4(b) or (c);

(k)  Investments made to repurchase or retire common stock of Parent, Holdings or either Borrower owned by any employee stock ownership plan or key employee stock ownership plan of Parent, Holdings or either Borrower;

(l)  Investments permitted under Section 10.6; and

(m)  Investments to the extent constituting customary arrangements in connection with Receivables Transactions.

10.6. Limitation on Dividends. Holdings will not declare or pay any dividends (other than dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the capital stock of Holdings now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “dividends”); provided that so long as no Default or Event of Default exists or would exist after giving effect thereto, (a) Holdings may redeem in whole or in part any of its capital stock for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock; provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) Holdings may declare and pay dividends and/or make distributions to Parent, to enable Parent to repurchase shares of its capital stock (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) held by officers, directors and employees of Parent, Holdings, each Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, (c) Holdings may declare and pay dividends on its capital stock; provided that the amount of any such dividends pursuant to this clause (c) shall not exceed an amount equal to the Applicable Amount at such time, (d) Holdings may declare and pay dividends and/or make distributions to Parent, solely to pay administrative and similar expenses related to ownership of the Borrowers and Holdings; provided that the amount of such dividends does not exceed in any fiscal year the amount of such expenses payable for such fiscal year (it being understood that such expense shall in no event exceed $1,000,000 in the aggregate per fiscal year) and (e) Holdings may declare and pay dividends and/or make distributions to Parent to pay taxes related to Parent’s existence or to ownership or operations of Borrowers and Holdings; provided that the amount of such dividends does not exceed in any fiscal year the amount of such taxes payable for such fiscal year.

10.7. Limitations on Debt Payments and Amendments; Unpaid Refinancing Amount. (a)   Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Subordinated Indebtedness; provided, however, that (i) the Borrowers may (A) prepay the principal of, and premium and accrued interest on, the Senior Subordinated Loan Facility and the Senior Subordinated Exchange Notes with any Net Cash Proceeds of the Refinancing Notes, or of any refinancing or replacement of the Senior Subordinated Loan Facility or the Senior Subordinated Exchange Notes on the terms described in the definition of the term “Senior Subordinated Loan Facility” or “Senior Subordinated Exchange Notes”, as the case may be, or with any Net Cash Proceeds contributed to the Borrowers in respect of any Equity Issuance Event, and (B) replace Senior Subordinated Term Loans with Exchange Notes evidencing the same underlying indebtedness in accordance with the terms of the Senior Subordinated Loan Facility and (ii) so long as no Default or Event of Default has occurred and is continuing, Holdings or any Restricted Subsidiary may prepay, purchase, repurchase or redeem Subordinated Indebtedness (x) for an aggregate price not in excess of the Applicable Amount at the time of such prepayment, repurchase or redemption or (y) with the proceeds of Subordinated Indebtedness that (1) is permitted by Section 10.1 (other than Section 10.1(a)(xiv)(C)) and (2) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced.

(b)  Holdings and the Borrowers will not, and will not permit any Restricted Subsidiary to, waive, amend, modify, terminate or release any Subordinated Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect; provided that this clause (b) shall not prohibit the repayment of obligations under the Senior Subordinated Loan Facility with the Net Cash Proceeds from the issuance of the Refinancing Notes.

10.8. Limitations on Sale Leasebacks. Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9. Consolidated Total Debt to Consolidated EBITDA Ratio. Holdings will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio at any time during any Test Period ending on the last day of any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Period	Ratio

October 1, 2005 to December 31, 2005	7.90 to 1.00
January 1, 2006 to March 31, 2006	7.90 to 1.00
April 1, 2006 to June 30, 2006	7.90 to 1.00
July 1, 2006 to September 30, 2006	7.70 to 1.00
October 1, 2006 to December 31, 2006	7.40 to 1.00
January 1, 2007 to March 31, 2007	7.40 to 1.00
April 1, 2007 to June 30, 2007	7.40 to 1.00
July 1, 2007 to September 30, 2007	7.30 to 1.00
October 1, 2007 to December 31, 2007	7.00 to 1.00

Period	Ratio

January 1, 2008 to March 31, 2008	7.00 to 1.00
April 1, 2008 to June 30, 2008	7.00 to 1.00
July 1, 2008 to September 30, 2008	6.80 to 1.00
October 1, 2008 to December 31, 2008	6.50 to 1.00
January 1, 2009 to March 31, 2009	6.50 to 1.00
April 1, 2009 to June 30, 2009	6.50 to 1.00
July 1, 2009 to September 30, 2009	6.30 to 1.00
October 1, 2009 to December 31, 2009	6.00 to 1.00
January 1, 2010 to March 31, 2010	6.00 to 1.00
April 1, 2010 to June 30, 2010	6.00 to 1.00
July 1, 2010 to September 30, 2010	5.80 to 1.00
October 1, 2010 to December 31, 2010	5.50 to 1.00
January 1, 2011 to March 31, 2011	5.50 to 1.00
April 1, 2011 to June 30, 2011	5.50 to 1.00
July 1, 2011 to September 30, 2011	5.30 to 1.00
October 1, 2011 to December 31, 2011	5.00 to 1.00
January 1, 2012 to March 31, 2012	5.00 to 1.00
April 1, 2012 to June 30, 2012	5.00 to 1.00
July 1, 2012 to September 30, 2012	5.00 to 1.00
October 1, 2012 to December 31, 2012	4.75 to 1.00

10.10. Consolidated EBITDA to Consolidated Interest Expense Ratio. Holdings will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio at any time during any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Period	Ratio

October 1, 2005 to December 31, 2005	1.50 to 1.00
January 1, 2006 to March 31, 2006	1.50 to 1.00
April 1, 2006 to June 30, 2006	1.50 to 1.00
July 1, 2006 to September 30, 2006	1.50 to 1.00
October 1, 2006 to December 31, 2006	1.60 to 1.00
January 1, 2007 to March 31, 2007	1.60 to 1.00
April 1, 2007 to June 30, 2007	1.60 to 1.00
July 1, 2007 to September 30, 2007	1.60 to 1.00
October 1, 2007 to December 31, 2007	1.65 to 1.00
January 1, 2008 to March 31, 2008	1.65 to 1.00
April 1, 2008 to June 30, 2008	1.65 to 1.00
July 1, 2008 to September 30, 2008	1.65 to 1.00
October 1, 2008 to December 31, 2008	1.75 to 1.00
January 1, 2009 to March 31, 2009	1.75 to 1.00
April 1, 2009 to June 30, 2009	1.75 to 1.00
July 1, 2009 to September 30, 2009	1.75 to 1.00
October 1, 2009 to December 31, 2009	1.90 to 1.00

Period	Ratio

January 1, 2010 to March 31, 2010	1.90 to 1.00
April 1, 2010 to June 30, 2010	1.90 to 1.00
July 1, 2010 to September 30, 2010	1.90 to 1.00
October 1, 2010 to December 31, 2010	2.00 to 1.00
January 1, 2011 to March 31, 2011	2.00 to 1.00
April 1, 2011 to June 30, 2011	2.00 to 1.00
July 1, 2011 to September 30, 2011	2.00 to 1.00
October 1, 2011 to December 31, 2011	2.10 to 1.00
January 1, 2012 to March 31, 2012	2.10 to 1.00
April 1, 2012 to June 30, 2012	2.10 to 1.00
July 1, 2012 to September 30, 2012	2.10 to 1.00
October 1, 2012 to December 31, 2012	2.20 to 1.00

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. Either Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any Unpaid Drawings or of any other payment Obligations; or

11.2. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, any Security Document or the Amended and Restated Fee Letter dated February 4, 2005 between the Canadian Borrower and the Agents and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by either Borrower from the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) Holdings, either Borrower or any Restricted Subsidiary shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate, of Holdings, the Borrowers and the Restricted Subsidiaries beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5. Bankruptcy, etc. Holdings, either Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” (“U.S. Bankruptcy Code”), (b) any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada) (collectively, the “Canadian Insolvency Laws”) or (c) in the case of the Canadian Borrower and any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency, reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, either Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, either Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, receiver manager, examiner, trustee, liquidator, assignee, sequestrator or similar person is appointed for, or takes charge of, all or any substantial part of the property of Holdings, either Borrower or any Specified Subsidiary and such appointment continues undischarged or unstayed for a period of 60 days; or Holdings, either Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, winding up, relief of debtors, dissolution, receivership, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, either Borrower or any Specified Subsidiary; or there is commenced against Holdings, either Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, either Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, either Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, either Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6. ERISA. (a)  (i)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); Holdings or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (ii) there could result from any event or events set forth in clause (i) of this Section 11.6(a) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (iii) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect, or (b)  (i) Holdings or any Subsidiary thereof shall have failed to make any required contribution, installment or other payment pursuant to applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan, or any other event shall have occurred, giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of Holdings or any Subsidiary thereof, or a waiver of the minimum funding requirements or an extension of any amortization period under applicable laws or regulations with respect to a Canadian Pension Plan or Canadian Benefit Plan is sought or granted; any Canadian Pension Plan is or shall have been terminated or wound up in whole or in part or is the subject of termination proceedings under applicable laws or regulations (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling any Governmental Authority to terminate or wind up in whole or in part any Canadian Pension Plan or Canadian Benefit Plan (including the giving of written notice thereof); Holdings or any Subsidiary thereof has incurred or is likely to incur a liability to or on account of a Canadian Pension Plan or Canadian Benefit Plan arising due to breach by Holdings or any Subsidiary thereof of their respective obligations pursuant to applicable laws or regulations (including the giving of written notice thereof); (ii) there could result from any event or events set forth in clause (i) of this Section 11.6(b) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (iii) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Guarantee. The Guarantee Agreements or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under any Guarantee Agreement; or

11.8. Security Agreements. The Security Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or the Canadian Administrative Agent, as applicable, or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Security Agreement; or

11.9. Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.10. Other Security Documents. Any other Security Document or any material provision of any other Security Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative

Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantors obligations under any Security Document; or

11.11. Judgments. One or more judgments or decrees shall be entered against Holdings, either Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for Holdings, the Borrowers and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage after having been notified thereof) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.12. Change of Control. A Change of Control shall occur; or

11.13. Subordination. The Obligations, or the obligations of any Subsidiary Guarantors pursuant to the Guarantee Agreements, shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any Subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by written notice to the either Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Canadian Administrative Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings, the US Borrower, the Canadian Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice):  (i) declare the US Total Revolving Credit Commitment terminated and the Canadian Total Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lenders, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the US Borrower and the Canadian Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the US Borrower and the Canadian Borrower to pay (and the US Borrower and the Canadian Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to Holdings, the US Borrower, the Canadian Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent or the Canadian Administrative Agent, as applicable, at its Administrative Agent’s Office such additional amounts of cash, to be held as security for the US Borrower’s and the Canadian Borrower’s respective reimbursement obligations for (x) Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding and (y) the full face amount of Bankers’ Acceptances outstanding prior to their maturity dates.

SECTION 12. The Administrative Agent.

12.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

12.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to seek advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the US Borrower, the Canadian Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the US Borrower, the Canadian Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the US Borrower or the Canadian Borrower.

12.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the US Borrower and/or the Canadian Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action or both. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

12.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the US Borrower, the Canadian Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the Canadian Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the US Borrower, the Canadian Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the US Borrower, the Canadian Borrower, any Guarantor or any other Credit

Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the US Borrower or the Canadian Borrower and without limiting the obligation of the US Borrower and the Canadian Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the US Borrower, the Canadian Borrower, any Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9. Successor Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrowers (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service, Canada Revenue Agency or any authority of the United States, Canada or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11. Canadian Administrative Agent. Each of the Lenders hereby agrees and confirms that the provisions of this Section 12 shall apply mutatis mutandis to the Canadian Administrative Agent as if each reference to the Administrative Agent were a reference to the Canadian Administrative Agent unless the context clearly indicates otherwise upon the same terms and subject to the same conditions as provided in this Section 12; provided that any successor Canadian Administrative Agent shall be a Canadian Resident with an office in Toronto, Canada or Montreal, Canada having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank which is also a bank and a Canadian Resident.

12.12. Other Agents; Arrangers and Bookrunners. Each Lender and each Administrative Agent hereby irrevocably designates and appoints the Collateral Agent as the collateral agent for the benefit of such Lender and such Administrative Agent under each Security Document, and as the security trustee for the benefit of such Lender and such Administrative Agent under the UK Security Documents and the Irish Security Documents. None of the Lenders or other Persons identified on the cover page of this Agreement as a “joint lead arranger,” “joint bookrunner,” “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in their respective capacities as such, but shall be entitled to all the benefits of this Section 12 applicable to the Administrative Agent. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. Miscellaneous

13.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” and “Required Term Loan Lenders” or consent to the assignment or transfer by the US Borrower or the Canadian Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of each Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of each Swingline Lender, or (vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee Agreements (except as expressly permitted by the applicable Guarantee Agreement), or release all or substantially all of the Collateral under the Security Agreements, the other Canadian Security Documents and the Mortgages, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) decrease any Repayment Amount, extend any scheduled Repayment Date or decrease the percentage allocation of any mandatory prepayment to be received by any Lender holding any Term Loans, in each case without the written consent of the Required Term Loan Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the US Borrower, the Canadian Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

13.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the US Borrower, the Canadian Borrower, the Administrative Agent and the Canadian Administrative Agent, and as set forth on Schedule 1.1(c) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The US Borrower:	Suite 950 1 North Dale Mabry Tampa, Florida 33609 USA Attn: Legal Department Fax: (813) 739-0112

Holdings or the Canadian Borrower:	1600 Britannia Rd East Mississauga, Ontario L4W 1J2 Canada Attn: General Counsel Fax: (905) 670-6520

The Administrative Agent:	The Bank of Nova Scotia One Liberty Plaza, 25th Floor New York, New York 10006
Attn: John Hall
Senior Manager
Fax: (416) 866-5991

with a copy to: Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019
	Attn:	Andrew Mattei, Esq.
	Fax:	(212) 262-1910

The Canadian Administrative Agent:	The Bank of Nova Scotia Wholesale Banking Operations 720 King Street West, 3rd Floor Toronto, Ontario M5V 2T3
Attention: John Hall
Senior Manager
Facsimile: (416) 866-5991

with a copy to: Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019
Attn: Andrew Mattei, Esq.
Fax: (212) 262-1910

provided that any notice, request or demand to or upon the Administrative Agent, the Canadian Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Canadian Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses. The Borrowers agree (a) to pay or reimburse the Agents and the Collateral Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents and the Collateral Agent, (b) to pay or reimburse each Lender and Agent and the Collateral Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents and the Collateral Agent, (c) to pay, indemnify, and hold harmless each Lender and Agent and the Collateral Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and the Collateral Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of either Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the US Borrower and the Canadian Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified to the extent so determined in the final, non-appealable judgment of a court of competent jurisdiction or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6. Successors and Assigns; Participations and Assignments. (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) Holdings, the US Borrower and the Canadian Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings, the US Borrower or the Canadian Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)  the applicable Borrower (which consent shall not be unreasonably withheld or delayed; it being understood that, without limitation, either Borrower shall have the right to withhold consent to any assignment if, in order for such assignment to comply with applicable law, such Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority); provided that no Borrower consent shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs or additional amounts under Section 5.4(a) would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund, or if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B)  the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no Administrative Agent consent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)  regardless of clause (B) above, in the case of Revolving Credit Commitments, Revolving Credit Loans or Letters of Credit only, the applicable Swingline Lender and the applicable Letter of Credit Issuer.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of a Term Loan Commitment or Term Loan, $1,000,000), and increments of $1,000,000 in excess thereof, unless each of the US Borrower and the Administrative Agent otherwise consents; provided that no such consent of the US Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent the “Administrative Questionnaire”; and

(E)  so long as no Event of Default under Section 11.1 or 11.5 has occurred and is continuing, with respect to any assignment of the Canadian Revolving Credit Commitments, Canadian Letter of Credit

Commitments and Canadian Swingline Commitments, the assignee shall be a Canadian Resident and it or its Related Affiliate shall also be either a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) or a Non-US Lender that has fulfilled the requirements of Section 5.4(b).

For the purpose of this Section 13.6(b), the term “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the US Borrower and the Canadian Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by any Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In the case of a Lender in respect of a Canadian Revolving Credit Commitment or a Canadian Letter of Credit Commitment, the Register shall also record the address of the lending office of the Lender through which such Lender acts under this Agreement and whether or not the Lender is a Canadian Resident. Further, the Register shall contain the name and address of the Administrative Agent and the Canadian Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the US Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the US Borrower, the Canadian Borrower, any Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)    Any Lender may, without the consent of the US Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent, any Letter of Credit Issuer or either Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the US Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the US Borrower and the Canadian Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender. Each Lender that sells a participation hereunder shall record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interest.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s and the Canadian Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d)  Any Lender may, without the consent of or notice to the US Borrower, the Canadian Borrower or the Administrative Agent or any other Person, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the US Borrower and the Canadian Borrower hereby agree that, upon request of any Lender at any time and from time to time after each of the US Borrower and the Canadian Borrower has made its initial borrowing hereunder, the US Borrower or the Canadian Borrower, as the case may be, shall provide to such Lender, at the US Borrower’s or the Canadian Borrower’s own expense, a promissory note, substantially in the form of Exhibit G-1, G-2 or G-3, as the case may be, evidencing the Term Loans, New Term Loans, Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e)  Subject to Section 13.16, the US Borrower and the Canadian Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning each Borrower and its Affiliates that has been delivered to such Lender by or on behalf of each Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of each Borrower and its Affiliates in connection with such Lender’s credit evaluation of each Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)  Each Person that is or becomes a Lender or Canadian Administrative Agent in respect of the Canadian Revolving Credit Commitment or Canadian Letter of Credit Commitment shall (i) promptly direct the Administrative Agent to record in the Register the information described in Section 13.6(b)(iv) of this Agreement, (ii) upon written request made by Canadian Borrower, deliver to the Canadian Borrower and the Administrative Agent such certificates, forms, documents, or other evidence as may be applicable and determined by the Canadian Borrower, acting reasonably, to be reasonably satisfactory to determine whether such Person is a Canadian Resident, and (iii) promptly direct the Administrative Agent to amend the Register to reflect any change in the information contained therein with respect to such Person.

13.7. Replacements of Lenders under Certain Circumstances. (a)   The US Borrower (on its own behalf and on behalf of the Canadian Borrower) shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (iii) is a Canadian Lender and ceases to be a Canadian Resident (other than during a period that an Event of Default under Section 11.1 or 11.5 has occurred or is continuing), or (iv) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the US Borrower and/or the Canadian Borrower, as applicable, shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (3) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (4) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the US Borrower and the Canadian Borrower shall be obligated to pay the registration and processing fee referred to therein) and (5) any such replacement shall not be deemed to be a waiver of any rights that the US Borrower, the Canadian Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.1 requires the consent of such Lender affected and with respect to which the Required Lenders shall have granted their consent, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Term Loans, its Revolving Credit Loans and/or its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (i) all Obligations with respect to such assigned Loans or Commitments owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8. Adjustments; Set-off. (a)   If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the US Borrower or the Canadian Borrower, any such notice being expressly waived by the US Borrower and the Canadian Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the US Borrower or the Canadian Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the US Borrower or the Canadian Borrower, as the case may be. Each Lender agrees promptly to notify the US Borrower or the Canadian Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the US Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the US Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Canadian Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Each of Holdings, the US Borrower and the Canadian Borrower each hereby irrevocably and unconditionally:

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14. Acknowledgments. Each of Holdings, the US Borrower and the Canadian Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)  none of the Administrative Agent, the Canadian Administrative Agent or any Lender has any fiduciary relationship with or duty to Holdings, the US Borrower or the Canadian Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the Canadian Administrative Agent and Lenders, on one hand, and Holdings, the US Borrower or the Canadian Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the US Borrower, the Canadian Borrower and the Lenders.

13.15. WAIVERS OF JURY TRIAL. HOLDINGS, THE US BORROWER, THE CANADIAN BORROWER, THE ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, the Canadian Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the US Borrower or the Canadian Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent or the Canadian Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any regulatory or governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s or the Canadian Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent and the Canadian Administrative Agent shall notify each Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Person or Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or the Canadian Administrative Agent be obligated or required to return any materials furnished by such Borrower or any Subsidiary of such Borrower. Each Lender, the Administrative Agent and the Canadian

Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16.

13.17. Québec Security. For the purposes of holding any security granted by any Credit Party pursuant to the laws of the Province of Québec to secure payment of any debenture issued by any Credit Party, the Canadian Administrative Agent is hereby appointed to act as the person holding the power of attorney (fondé de pouvoir) for the benefit of the Secured Parties pursuant to article 2692 of the Civil Code of Québec to act on behalf of each of the debentureholders, initially namely The Bank of Nova Scotia in its capacity as Canadian Administrative Agent. Each Person who is or becomes a Canadian Lender and each assignee holder of any debenture issued by any Credit Party shall be deemed to ratify the power of attorney (fondé de pouvoir) granted to the Canadian Administrative Agent hereunder by its execution of an Assignment and Acceptance. The Canadian Administrative Agent agrees to act in such capacity. Each party hereto agrees that, notwithstanding Section 32 of An Act respecting the special powers of legal persons (Québec), the Canadian Administrative Agent, as fondé de pouvoir, shall also be entitled to act as a debentureholder and to acquire and/or be the pledgee of any debentures or other titles of indebtedness to be issued under any deed of hypothec executed by or on behalf of any Credit Party.

13.18. Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

13.19. Judgment Currency. (a)   The obligations of the US Borrower and the Canadian Borrower hereunder and under the other Credit Documents to make payments in Dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Canadian Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Canadian Administrative Agent or Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against Holdings, the US Borrower, the Canadian Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Holdings, the US Borrower and the Canadian Borrower each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)  For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.20. National Security Laws. Each Lender hereby notifies the US Borrower and the Canadian Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the United Nations Suppression of Terrorism Regulations, the Anti-Terrorism Act and any equivalent Law applicable under any relevant foreign jurisdiction (collectively, the “National Security Laws”), it is required to obtain, verify and record information that identifies the US Borrower and the Canadian Borrower, which information includes the name and address of the US Borrower and the Canadian Borrower and other information that will allow such Lender to identify the US Borrower and the Canadian Borrower in accordance with applicable National Security Laws.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

STILE U.S. ACQUISITION CORP.

By:	/s/ Tagar C. Olson
Name: Tagar C. Olson
Title: Vice President

STILE ACQUISITION CORP.

By:	/s/ Tagar C. Olson
Name: Tagar C. Olson
Title: Vice President

STILE CONSOLIDATED CORP.

By:	/s/ Tagar C. Olson
Name: Tagar C. Olson
Title: Vice President

THE BANK OF NOVA SCOTIA, as Administrative Agent, as Canadian Administrative Agent and as Joint Lead Arranger and Joint Bookrunner

By:	/s/ John Hopmans
Name: John Hopmans
Title: Managing Director

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger, Joint Bookrunner and as Co-Syndication Agent

By:	/s/ John Eydenberg
Name: John Eydenberg
Title: Managing Director

By:	/s/ Stephanie L. Perry
Name: Stephanie L. Perry
Title: Director

UBS SECURITIES LLC, as Joint Bookrunner and as Co-Syndication Agent

By:	/s/ David A. Juge
Name: David A. Juge
Title: Managing Director

By:	/s/ Warren Jervey
Name: Warren Jervey
Title: Director and Counsel Region Americas
Legal

BANK OF MONTREAL, as Co-Documentation Agent

By:	/s/ Thomas A. Batterham
Name: Thomas A. Batterham
Title: Managing Director

SUNTRUST BANK, as Co-Documentation Agent

By:	/s/ Ken Bauche
Name: Ken Bauche
Title: Vice President

LENDERS

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ John Hopmans
Name: John Hopmans
Title: Managing Director

DEUTSCHE BANK AG, CANADA BRANCH, as Lender

By:	/s/ Paul Jurist
Name: Paul Jurist
Title: Managing Director & CEO

By:	/s/ Robert Johnston
Name: Robert Johnston
Title: Vice President

UBS AG CANADA BRANCH, as Lender

By:	/s/ Amy Fung
Name: Amy Fung
Title: Director Banking Products Services

By:	/s/ Stephen Gerry
Name: Stephen Gerry
Title: Director

SUNTRUST BANK, as Lender

By:	/s/ Ken Bauche
Name: Ken Bauche
Title: Vice President

BANK OF MONTREAL, as Lender

By:	/s/ Thomas A. Batterham
Name: Thomas A. Batterham
Title: Managing Director